Exhibit 1

ASXRELEASE Westpac Banking Corporation Level 18, 275 Kent Street Sydney, NSW, 2000 3 November 2025 Westpac 2025 Full Year Financial Results Announcement Westpac Banking Corporation (Westpac”) today provides the attached Westpac 2025 Full Year Financial Results Announcement. For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary.

2025 FULL YEAR FINANCIAL RESULTS WESTPAC BANKING CORPORATION ABN 33 007 457 141 WESTPAC

WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS Acknowledgement of Indigenous Peoples Westpac acknowledges the First Peoples of Australia. We recognise their ongoing role as Traditional Owners of the land and waters of this country and pay our respects to Elders, past and present. We extend our respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tāngata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders under Te Tiriti o Waitangi. Westpac’s 2025 Full Year Financial Results This report provides a discussion of the Group’s performance for the 12 months and six months ended 30 September 2025. Factors that relate primarily to a particular business segment are discussed in more detail in the Segment Reporting section. Certain amounts, measures and ratios presented in this results announcement are not defined by Australian Accounting Standards (AAS). These non-AAS measures include: • Income statement measures excluding Notable Items which is comparable to a 'cash earnings' basis • Pre-provision profit • Basic and diluted earnings per share excluding Notable Items • Core net interest income and core net interest margin (NIM) • Expense to income ratio excluding Notable Items • Adjusted dividend payout ratio excluding Notable Items • Return on average ordinary equity excluding Notable Items • Average tangible ordinary equity • Return on average tangible ordinary equity (ROTE) and ROTE excluding Notable Items These Non-AAS measures are defined in the glossary and further detail is provided in Notable Items, Additional information for Non-AAS financial measures and in the 2025 Annual Report. Our 2025 Full Year Financial Results Announcement forms part of our broader 2025 reporting suite, which comprises financial, non-financial, risk and sustainability performance for the year. The 2025 reporting suite includes: • Annual Report • Financial Results Presentation and Investor Discussion Pack • Sustainability Report • Pillar 3 Report • Notice of Meeting • Corporate Governance Statement • Risk Factors Our 2025 Sustainability Index and Datasheet is the reporting hub for many of our sustainability metrics. It provides a glossary and details of our alignment with key reporting standards. Our full suite is available online at westpac.com.au/2025annualreport. In this 2025 Full Year Financial Results Announcement a reference to ‘Westpac’, 'WBC', ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. In addition, this Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see Disclosure regarding forward-looking statements (page 61). Please consider those important disclaimers when reading the forward-looking statements in this Results Announcement. Information contained in or accessible through the websites mentioned in this Results Announcement does not form part of this Results Announcement unless we specifically state that it is incorporated by reference and forms part of this Results Announcement. Information on those websites owned by Westpac is current as at the date of this Results Announcement. Except as required by law, we assume no obligation to revise or update those websites after the date of this Results Announcement. We are not in a position to verify information on websites owned and/or operated by third parties. Westpac Banking Corporation ABN 33 007 457 141

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 3 Contents GROUP PERFORMANCE 4 Performance overview 5 Review of earnings 11 Credit quality 22 Balance sheet and funding 25 Capital and dividends 28 SEGMENT REPORTING 32 Consumer 35 Business & Wealth 38 Institutional 41 New Zealand 44 Group Businesses 48 OTHER INFORMATION 49

4 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS GROUP PERFORMANCE PERFORMANCE OVERVIEW REVIEW OF EARNINGS CREDIT QUALITY BALANCE SHEET AND FUNDING CAPITAL AND DIVIDENDS

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 5 PERFORMANCE OVERVIEW Full Year 2025 results overview Performance overview Full Year 2025 results overview $6.9bn Statutory net profit $7.0bn Net profit excluding Notable Items 12.5% CET1 capital ratio 153cents Full year ordinary dividends per share, fully franked Our financial performance reflected our strategy of balancing growth and return while investing for the future. We maintained a strong financial position with capital, funding and liquidity all above regulatory minimums. Fully franked ordinary dividends increased to 153 cents per share, including a final dividend of 77 cents per share. That equates to a full year ordinary dividend payout ratio of 76% of net profit, towards the upper end of our preferred payout range. Net profit was delivered through disciplined management of net interest margins and balance sheet growth across our businesses. The rise in operating income reflected our strategy of balancing growth and returns. Growth in operating expenses reflected higher staff and technology costs, while the low level of impairment charges reflected credit quality improvements across all segments. The balance sheet recorded solid growth with deposits and loans rising by 7% and 6% respectively. Consumer deposits increased 10%, deposits in Business rose 6% and Institutional deposits climbed 10%. Business lending was up 15% with strong growth in our target sectors. In Institutional, deeper client relationships and improved service supported loan growth of 17%. Housing loans, excluding RAMS, rose 5%. We are focused on building stronger customer relationships while investing to improve our market position to deliver long term value for shareholders. Customer service excellence is essential to our future success. We’ve improved our everyday banking experience through simplifying onboarding and improving the rewards for loyalty. We’re expanding with more bankers offering local expertise and new retail and business banking service centres in growth regions. We are transforming the company through our ‘One Best Way’ approach, driving simplification, consistency, efficiency and innovation to make banking easier and more cost-effective. UNITE aims to unlock value by resolving structural legacy technology and operational issues. The Discovery phase is complete and 8 initiatives have been delivered. Second Half 2025 financial performance Second Half 2025 financial performance Net profit excluding Notable Items was $3,515 million, up 2% on the prior period. Pre-provision profit decreased 1% with the 4% increase in operating income more than offset by a 9% increase in operating expenses. Net interest income increased 4% reflecting disciplined management of net interest margins and balance sheet growth, which was driven by Business and Institutional lending. This was partly offset by reductions in liquid and trading assets. Customer deposits increased 4% reflecting the strength of our customer franchise across all segments. NIM was 1.95% and comprised: • Core NIM of 1.82% which expanded by 2 basis points reflecting reductions in liquid and trading assets and higher lending spreads in New Zealand mortgages; and • Treasury and Markets income of 13 basis points, up 1 basis point. Non-interest income was up 10% mainly due to a rise in Markets revenue and higher fee income. Operating expenses increased 9%, including a restructuring charge of $273 million to support targeted productivity initiatives under our Fit for Growth program. Excluding this charge, operating expenses increased by 4% mainly due to the step up in UNITE investment spend and higher staff costs. Impairment charges were $174 million or 4 basis points of average loans, compared to 6 basis points of average loans in the prior half. The charge reflects a reduction in new Individually Assessed Provisions (IAPs) and an increase in recoveries. $3.6bn Statutory net profit, up 9% on 1H25 $3.5bn Net profit excluding Notable Items, up 2% on 1H25 1.95% NIM excluding Notable Items, up 3bps on 1H25 1.82% Core NIM, up 2bps on 1H25

6 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS PERFORMANCE OVERVIEW Growth in our core markets Growth in our core markets Deposits and loans grew by 7% and 6% respectively, reflecting solid deposit growth across all segments and momentum in Business and Institutional lending. Australian household deposits growth of 1.0x APRA system demonstrates the health of our franchise. Business deposits increased 6% primarily in transaction balances driven by new account openings and retention. Growth in Australian housing loans, excluding RAMS1 , of 5%, or 0.8x APRA housing system, was mainly in owner occupied mortgages. The proportion of investor lending increased over the year reflecting our targeted strategy. Total Australian housing loans growth was 3%. In Business, lending was up 15%. This included strong loan growth in our target sectors of agriculture, health and professional services performing well. Institutional lending growth of 17% reflected activity in the infrastructure, resources, energy and property sectors. New Zealand deposits grew by 2% with solid growth of 0.3x RBNZ system in household deposits partly offset by a strategic decrease in Institutional term deposits which have a lower liquidity value compared to other sources of funding. Loans increased by 4% due to growth in housing and business lending. CUSTOMER DEPOSITS ($BN) 673.6 723.0 Sep-24 Sep-25 GROSS LOANS ($BN) 811.3 856.4 Sep-24 Sep-25 Strong balance sheet Strong balance sheet Capital The CET1 capital ratio of 12.5% is above our target ratio of 11.25% in normal operating conditions. This equates to $3.1 billion of capital above the target after payment of the second half 2025 dividend. The CET1 capital ratio increased 4 basis points as net profit was largely offset by the payment of dividends and increases in Risk Weighted Assets (RWA). CET1 CAPITAL RATIO 12.5 12.5 18.3 18.3 APRA basis Internationally comparable Sep-24 Sep-25 Funding and liquidity The September quarterly average liquidity coverage ratio (LCR) and the net stable funding ratio (NSFR) were both above regulatory minimums. The deposit to loan ratio increased slightly, with deposit growth largely funding loan growth during the year. The Group raised $28 billion of new long term wholesale funding which was lower compared to recent years, reflecting growth in household deposits and lower wholesale funding maturities. 84.9% Deposit to loan ratio, up 137bps on Sep-24 Credit quality sound Credit quality sound Credit quality metrics reflect the improvement in business conditions and reduction in household cost of living pressures as inflation has eased and interest rates have declined in Australia and New Zealand. We remain appropriately provisioned with credit impairment provisions of $4,987 million. The ratio of collectively assessed provisions to credit RWA was 1.25%. Over the year provisions decreased by 2% with the reduction from improvements in credit quality more than offsetting an increase in the downside scenario weight and higher overlays. STRESSED EXPOSURES AS A % OF TCE 1.45 1.28 Sep-24 Sep-25 1. RAMS was closed to new business from August 2024.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 7 Outlook Outlook The Australian economy, following a sustained period of below trend growth, is showing signs of improvement. However, the transition from the public to the private sector as the dominant driver of activity has been more challenging than expected. GDP growth of 1.3% in 2024 is expected to rise to 2.1% in 2025 and 2.4% in 2026. Despite improved activity, the unemployment rate has continued to edge higher and is expected to stabilise at approximately 4.5%. Australian households have begun to experience some relief following an extended period of cost of living pressures. The further decline in mortgage stress is one such indicator. Both demand and supply side factors are contributing to the housing under-supply. This structural imbalance is expected to persist, supporting both house prices and demand for credit. We expect housing credit to increase by 6.6% and 6.5% respectively in 2025 and 2026. Australian businesses have begun to emerge from a period of subdued activity, supported by both easing input cost pressures and interest rates. A recovery is underway though it remains uneven. Larger businesses have fared better than small and medium sized businesses. However, the share of SMEs experiencing an improvement in cashflows has risen for the third consecutive quarter in 2025 to its highest level since 2022. While private sector investment has moderated, total business credit demand remains strong and is expected to grow by 9.0% in 2025 and 7.2% 2026. New Zealand’s economic recovery has been slower than anticipated. Export activity has been dampened by global trade uncertainty and broad-based industry weakness while household spending remains constrained by elevated living costs and the delayed impact of rate cuts due to the prevalence of fixed rate mortgages. While the recovery in economic activity has been delayed, lower interest rates are likely to support demand for housing with credit growth expected to rise by 6.3% in 2026. The global economic backdrop remains mixed. Inflation is broadly within target ranges across most advanced economies, enabling gradual easing in monetary policy. This has supported modest global growth, with GDP expected to expand by around 3% in 2026. However, global trade tensions, geopolitical uncertainties, and lingering inflationary pressures all remain elevated. They are expected to continue to weigh on sentiment and investment. Priorities Priorities Our refreshed strategy outlines five priorities that will help us achieve our ambition: To be our customers' number one bank and partner through life. For customers, we are focused on delivering a seamless banking experience across every channel; in branch, digitally and by phone. A whole-of-bank approach seeks to bring our people together, to offer the full breadth of our products with more timely, personalised service. This, combined with digital innovation and investment in platforms such as BizEdge, Westpac One and Digital Banker, supports our ambition to lead in Consumer and Business Net Promoter Score (NPS) and for Institutional, to achieve the number one position in the Relationship Strength Index (RSI). For our people, we recognise we must provide a market-leading employee proposition to deliver superior customer experiences. To sustain high engagement and attract and retain the best talent, we’re committed to equipping our people with future-ready skills and creating a more rewarding, supportive work environment. Proactive risk management is central to Westpac's strength and resilience. Through the CORE program, we’ve taken steps to significantly transform our risk culture, governance and management practices. Sustaining and continuously strengthening these improvements across Westpac remains a priority. Transformation is critical to our future success. The UNITE program aims to unlock long-term value by addressing structural legacy issues that have hindered our progress for more than a decade. It is focused on simplifying products, processes and systems to help deliver improved customer experience, make work easier for our people and reduce operating costs. We measure performance by market position and return on tangible equity (ROTE). We are pursuing growth that delivers sustainable returns, focusing on areas where we can differentiate Westpac's customer offering. Maintaining cost discipline remains a priority, with simplification through UNITE expected to play a key role in reducing our cost base and closing our cost to income gap relative to peers. PERFORMANCE CUSTOMER TRANSFORMATION PEOPLE RISK

8 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

PERFORMANCE OVERVIEW

Statutory results

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	19,380	18,753	3	10,029	9,351	7
Non-interest income	3,004	2,835	6	1,562	1,442	8
Net operating income	**22,384**	**21,588**	**4**	**11,591**	**10,793**	**7**
Operating expenses	(11,916)	(10,944)	9	(6,218)	(5,698)	9
Pre-provision profit	**10,468**	**10,644**	**(2)**	**5,373**	**5,095**	**5**
Impairment (charges)/benefits	(424)	(537)	(21)	(174)	(250)	(30)
Profit before income tax expense	**10,044**	**10,107**	**(1)**	**5,199**	**4,845**	**7**
Income tax expense	(3,111)	(3,117)	-	(1,591)	(1,520)	5
Profit after income tax expense	**6,933**	**6,990**	**(1)**	**3,608**	**3,325**	**9**
Profit attributable to non-controlling interests (NCI)	(17)	-	-	(9)	(8)	13
Net profit attributable to owners of WBC	**6,916**	**6,990**	**(1)**	**3,599**	**3,317**	**9**
Effective tax rate	**30.97%**	**30.84%**	**13 bps**	**30.60%**	**31.37%**	**(77 bps)**

Notable Items

Notable Items reduced net profit after tax in 2025 by $56 million (2024: $123 million reduction) and increased net profit after tax in Second Half 2025 by $84 million (First Half 2025: $140 million reduction).

Details of Notable Items (post tax) are presented below:

Category	Net profit impact Full Year 2025	Net profit impact Second Half 2025	Detail
Hedging items	$56 million reduction	$84 million benefit	• The unrealised fair value loss on hedges of accrual accounted term funding transactions for the year was $43 million reduction (2H25: $49 million benefit; 1H25: $92 million reduction; 2024: $128 million reduction); and • The net ineffectiveness on qualifying hedges was a reduction of $13 million (2H25: $35 million benefit; 1H25: $48 million reduction; 2024: $5 million benefit).
Total Notable Items	**$56 million reduction**	**$84 million benefit**

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 9

Performance summary

Net profit excluding Notable Items is a non-AAS financial performance measure used by Westpac for management reporting as it better reflects the underlying performance of the Group. Net profit excluding Notable Items is not a statutory financial measure, is not presented in accordance with AAS, and is not audited or reviewed in accordance with Australian Auditing Standards. The definition and details of Notable Items and a full reconciliation of statutory net profit attributable to owners of the Company to net profit excluding Notable Items are provided on pages 8, 56 and 57.

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	19,473	18,916	3	9,904	9,569	4
Non-interest income	2,991	2,847	5	1,567	1,424	10
Net operating income	**22,464**	**21,763**	**3**	**11,471**	**10,993**	**4**
Operating expenses	(11,916)	(10,944)	9	(6,218)	(5,698)	9
Pre-provision profit	**10,548**	**10,819**	**(3)**	**5,253**	**5,295**	**(1)**
Impairment (charges)/benefits	(424)	(537)	(21)	(174)	(250)	(30)
Profit before income tax expense	**10,124**	**10,282**	**(2)**	**5,079**	**5,045**	**1**
Income tax expense	(3,135)	(3,169)	(1)	(1,555)	(1,580)	(2)
Profit after income tax expense	**6,989**	**7,113**	**(2)**	**3,524**	**3,465**	**2**
Profit attributable to non-controlling interests (NCI)	(17)	-	-	(9)	(8)	13
Net profit excluding Notable Items	**6,972**	**7,113**	**(2)**	**3,515**	**3,457**	**2**
Notable Items (post tax)						
Hedging items	(56)	(123)	(54)	84	(140)	large
Large items	-	-	-	-	-	-
Net profit attributable to owners of WBC	**6,916**	**6,990**	**(1)**	**3,599**	**3,317**	**9**

Full Year 2025 - Full Year 2024

Net profit excluding Notable Items was $6,972 million, a decrease of 2%, with higher operating income and lower credit impairment charges more than offset by higher expenses.

Net interest income increased by 3% driven by growth in average interest earning assets.

Non-interest income was up 5% due to higher fee, Markets and wealth management income.

Operating expenses were 9% higher. The increase included restructuring costs of $273 million to support targeted productivity initiatives under our Fit for Growth program. Excluding these costs, operating expenses increased 6% mainly due to higher staff costs and the step up in UNITE investment spend. Productivity provided a partial offset.

Credit impairment charges of $424 million represented 5 basis points of average gross loans compared to 7 basis points of average gross loans in the prior year. The decrease reflected a reduction in new IAPs and higher write-backs and recoveries, which was partly offset by an increase for new portfolio overlays.

Statutory net profit was $6,916 million, a decrease of 1%. Notable Items, related to hedging items, were a reduction of $56 million compared to a reduction of $123 million in the prior period.

The effective tax rate of 31.0% was slightly higher than the Australian corporate tax rate of 30%, due to certain non tax deductible expenses.

Second Half 2025 - First Half 2025

Net profit excluding Notable Items was $3,515 million, an increase of 2%, with higher operating income and lower credit impairment charges more than offsetting higher expenses.

Net interest income increased by 4%, driven by growth in average interest earning assets and an increase in core net interest margin.

Non-interest income was up 10% mainly due to a rise in Markets revenue and higher fee income.

Operating expenses were 9% higher. The increase included a restructuring charge of $273 million to support targeted productivity initiatives under our Fit for Growth program. Excluding this charge, operating expenses increased by 4% mainly due to higher staff costs and the step up in UNITE investment spend. Productivity provided a partial offset.

Credit impairment charges of $174 million represented 4 basis points of average gross loans compared to 6 basis points of average gross loans in the prior period. A reduction in new IAPs was partly offset by an increase for new portfolio overlays.

Statutory net profit was $3,599 million, an increase of 9%. Notable Items, related to hedging items, provided a benefit of $84 million compared to a reduction of $140 million in the prior period.

The effective tax rate of 30.6% was slightly higher than the Australian corporate tax rate of 30%, due to certain non tax deductible expenses.

10 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

PERFORMANCE OVERVIEW

Financial information

	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Shareholder value						
Fully franked ordinary dividends per share (cents)	153	151	1	77	76	1
Fully franked special dividend per share (cents)	-	15	(100)	-	-	-
Net tangible assets per ordinary share ($)	18.25	17.75	3	18.25	17.97	2
Book value per ordinary share ($)	21.27	20.84	2	21.27	21.03	1
Shareholder value - statutory basis						
Dividend payout ratio	75.65%	74.58%	107 bps	73.14%	78.38%	large
Basic earnings per ordinary share (cents)	201.9	200.9	-	105.2	96.7	9
Diluted earnings per ordinary share (cents)	199.4	191.7	4	103.1	96.0	7
Return on average ordinary equity	9.66%	9.77%	(11 bps)	9.89%	9.42%	47 bps
Return on average tangible equity (ROTE)	10.89%	11.01%	(12 bps)	11.13%	10.63%	50 bps
Shareholder value - excluding Notable Items						
Adjusted dividend payout ratio	75.04%	73.29%	175 bps	74.89%	75.20%	(31 bps)
Basic earnings per ordinary share (cents)	203.6	204.4	-	102.8	100.8	2
Diluted earnings per ordinary share (cents)	200.9	194.8	3	100.8	99.8	1
Return on average ordinary equity	9.74%	9.94%	(20 bps)	9.66%	9.81%	(15 bps)
ROTE	10.97%	11.21%	(24 bps)	10.87%	11.08%	(21 bps)
Business performance - excluding Notable Items						
Group NIM	1.94%	1.95%	(1 bps)	1.95%	1.92%	3 bps
Core NIM	1.81%	1.82%	(1 bps)	1.82%	1.80%	2 bps
Treasury & markets impact on NIM	0.13%	0.13%	-	0.13%	0.12%	1 bps
Expense to income ratio	53.04%	50.29%	275 bps	54.21%	51.83%	238 bps
Full time equivalent employees (FTE)	35,236	35,240	-	35,236	35,969	(2)
Capital, funding and liquidity						
Level 2 common equity Tier 1 capital ratio:						
- Australian Prudential Regulation Authority (APRA)	12.53%	12.49%	4 bps	12.53%	12.24%	29 bps
- Internationally comparable	18.28%	18.27%	1 bps	18.28%	18.22%	6 bps
Liquidity coverage ratio (LCR)	137%	133%	large	137%	135%	173 bps
Net stable funding ratio (NSFR)	113%	112%	100 bps	113%	115%	(168 bps)
Deposit to loan ratio	84.87%	83.50%	137 bps	84.87%	84.48%	39 bps
Credit quality and impairment charges						
Impaired exposures to gross loans	0.24%	0.24%	-	0.24%	0.25%	(1 bps)
Impaired exposures provisions to impaired exposures	39.53%	41.28%	(175 bps)	39.53%	40.88%	(135 bps)
Collectively assessed provisions to credit RWA	125 bps	130 bps	(5 bps)	125 bps	126 bps	(1 bps)
Total provisions to credit RWA	141 bps	145 bps	(4 bps)	141 bps	144 bps	(3 bps)
Total committed exposure (TCE) ($bn)	1,306	1,252	4	1,306	1,288	1
Total stressed exposures as a % of TCE	1.28%	1.45%	(17 bps)	1.28%	1.36%	(8 bps)
Total provision to gross loans	58 bps	63 bps	(5 bps)	58 bps	61 bps	(3 bps)
Mortgages 90+ day delinquencies	0.70%	1.05%	(35 bps)	0.70%	0.83%	(13 bps)
Other consumer loans 90+ day delinquencies	1.08%	1.40%	(32 bps)	1.08%	1.26%	(18 bps)
Impairment charges/(benefits) to average loans	5 bps	7 bps	(2 bps)	4 bps	6 bps	(2 bps)
Balance sheet ($m)						
Gross loans	856,362	811,335	6	856,362	829,386	3
Average interest-earning assets ($m)	1,002,856	970,055	3	1,008,977	996,701	1
Total assets	1,125,356	1,077,544	4	1,125,356	1,098,893	2
Customer deposits	722,971	673,615	7	722,971	696,762	4
Average ordinary equity ($m)	71,544	71,493	-	72,499	70,584	3
Average tangible ordinary equity ($m)	63,476	63,415	-	64,429	62,519	3
Average total equity ($m)	71,885	71,549	-	72,837	70,928	3
Weighted average ordinary shares (millions)	3,422	3,476	(2)	3,416	3,428	-

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 11

REVIEW OF EARNINGS

Net interest income

Excluding Notable Items

	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest Income (Excluding Notable Items, $m)						
Net interest income	**19,473**	**18,916**	**3**	**9,904**	**9,569**	**4**
Core net interest income	18,191	17,608	3	9,231	8,960	3
Treasury	1,039	1,056	(2)	544	495	10
Markets	243	252	(4)	129	114	13
Average interest earning assets ($m)						
Loans	**764,360**	**732,660**	**4**	**773,142**	**755,530**	**2**
Housing[a]	508,209	500,338	2	510,657	505,748	1
Personal	10,518	11,754	(11)	10,138	10,900	(7)
Business	245,633	220,568	11	252,347	238,882	6
Liquid assets	209,776	206,266	2	210,142	209,408	-
Other interest-earning assets	28,720	31,129	(8)	25,693	31,763	(19)
Average interest earning assets	**1,002,856**	**970,055**	**3**	**1,008,977**	**996,701**	**1**
NIM (Excluding Notable Items, %)						
NIM	**1.94%**	**1.95%**	**(1 bps)**	**1.95%**	**1.92%**	**3 bps**
Core NIM	1.81%	1.82%	(1 bps)	1.82%	1.80%	2 bps
Treasury & Markets impact on NIM	0.13%	0.13%	-	0.13%	0.12%	1 bps

a. Net of average mortgage offset balances.

Full Year 2025 - Full Year 2024

Net interest income increased 3% to $19,473 million. Key drivers included:

- Higher core net interest income, up 3% to $18,191 million. Balance sheet growth was partly offset by lower net interest margin;
- Treasury and Markets income, down 2% to $1,282 million due to a stronger performance from Treasury in the prior year.

Average interest-earning assets increased by 3% to $1,002.9 billion, including growth of 11% in business loans and 2% in housing loans. This was partially offset by the reduction in personal loans and the runoff and subsequent sale of the auto finance portfolio in March 2025. Average liquid assets increased by 2% while other interest-earning assets decreased by 8% due to the reduction in collateral balances.

Second Half 2025 - First Half 2025

Net interest income increased 4% to $9,904 million. Key drivers included:

- Higher core net interest income, up 3% to $9,231 million, due to a higher net interest margin and balance sheet growth;
- Treasury and Markets income, up 11% to $673 million, due to a stronger Treasury performance which was positioned well for interest rate volatility.

Average interest-earning assets increased by 1% to $1,009.0 billion, including growth of 6% in business loans and 1% growth in housing loans. This was partially offset by the reduction in personal loans and the completion of the auto finance portfolio sale in March 2025. Average liquid assets were stable and other interest-earning assets decreased by 19% due to the reduction in holdings of trading securities.

12 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

REVIEW OF EARNINGS

Net interest margin movement

Excluding Notable Items

Full Year 2025 - Full Year 2024


1.95%
(1bp)
(2bps)
2bps
(1bp)
1bp
-
1.94%
FY24
Loans
Deposits
Liquid assets[a]
WSF[b]
Capital & other
T&M[c]
FY25

a. Includes other interest-earning assets
b. Wholesale funding costs
c. Treasury & Markets contribution

NIM decreased 1 basis point to 1.94%. NIM comprised:

- Core NIM of 1.81%, which contracted by 1 basis point with key drivers described below; and
- Treasury and Markets contribution of 13 basis points, which was stable.

Core NIM comprised the following movements:

- Loan interest spread: 1 basis point narrower. Higher spreads in New Zealand mortgages driven by fixed rate repricing was more than offset by tighter spreads in Australia due to competition and the sale of the auto finance portfolio;
- Deposit interest spread: 2 basis points decrease with a mix shift towards lower spread savings products, margin compression in term deposits and the impact from lower interest rates. Earnings on hedged deposits were higher;
- Liquid Assets: 2 basis points increase as average liquid assets rose by less than average lending assets;
- Wholesale funding: 1 basis point decrease from the impact of higher funding costs, with the final Term Funding Facility (TFF) draw downs maturing in the prior year; and
- Capital and Other: 1 basis point increase primarily from higher earnings on hedged capital balances.

Second Half 2025 - First Half 2025


1.92%
-
-
3bps
-
(1bp)
1bp
1.95%
1H25
Loans
Deposits
Liquid assets[a]
WSF[b]
Capital & other
T&M[c]
2H25

a. Includes other interest-earning assets
b. Wholesale funding costs
c. Treasury & Markets contribution

NIM increased by 3 basis points to 1.95%. NIM comprised:

- Core NIM of 1.82%, up 2 basis points with key drivers described below; and
- Treasury and Markets contribution of 13 basis points, up 1 basis point due to stronger performances from both Treasury and Markets.

The 2 basis points increase in Core NIM was driven by:

- Loan interest spread: flat with improved spreads in the New Zealand mortgage portfolio offset by narrower spreads in the Australian business lending portfolio due to competition and impact from the sale of the auto finance portfolio;
- Deposit interest spread: flat with higher earnings on hedged deposits and improved spreads from repricing the base rate of the consumer behavioural product offset by narrower spreads on term deposits and impacts from lower interest rates;
- Liquid assets: 3 basis points increase driven by a reduction in trading securities; and
- Capital and other: 1 basis point decrease primarily from lower earnings on unhedged capital balances from lower interest rates. Higher earnings on hedged capital balances provided a benefit.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 13

Loans

$m	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
Australia	**749,537**	**724,189**	**708,928**	**6**	**4**
Housing	497,037	484,582	473,435	5	3
RAMS (in runoff)	21,617	25,600	29,836	(28)	(16)
Personal	9,043	9,365	9,403	(4)	(3)
Business	221,840	204,642	194,138	14	8
Auto finance[a]	-	-	2,116	(100)	-
New Zealand (A$)	**94,269**	**94,672**	**94,597**	**-**	**-**
New Zealand (NZ$)	**107,250**	**104,147**	**102,964**	**4**	**3**
Housing	71,302	69,515	68,011	5	3
Personal	1,187	1,175	1,151	3	1
Business	34,761	33,457	33,802	3	4
Other overseas (A$)	**12,556**	**10,525**	**7,810**	**61**	**19**
Gross loans	**856,362**	**829,386**	**811,335**	**6**	**3**
Provision for expected credit losses	(4,509)	(4,578)	(4,568)	(1)	(2)
Total loans	**851,853**	**824,808**	**806,767**	**6**	**3**

a. Portfolio was sold in March 2025. Balances included personal and business auto finance loans.

Full Year 2025 - Full Year 2024

Loans increased by 6% to $851.9 billion and comprised the following movements:

- Growth in Australian housing loans, excluding RAMS, of 5% to $497.0 billion, mainly in variable rate mortgages with the mix of investor lending increasing throughout the year as part of a targeted strategy;
- RAMS housing loans contracted by 28% to $21.6 billion as the portfolio is closed to new business;
- Australian personal lending was down 4%[1] to $9.0 billion reflecting subdued new lending;
- Growth in Australian business lending of 14%[1] to $221.8 billion. Growth in Institutional lending was in the infrastructure, resources, energy and property sectors. Business segment growth was diversified, with strong growth in the target sectors of health, professional services and agriculture and the SME sub segment;
- Growth in New Zealand lending of 4% to NZ$107.3 billion with growth mainly in owner occupied mortgages; and
- Growth in other overseas loan balances to $12.6 billion. Execution of our strategy in Institutional has led to offshore financing where there is a strong nexus to Australia.

Second Half 2025 - First Half 2025

Loans increased by 3% to $851.9 billion and comprised the following movements:

- Growth in Australian housing loans, excluding RAMS, of 3% to $497.0 billion, mainly in variable rate mortgages with investor lending flows increasing from 36% to 39%;
- RAMS housing loans contracted by 16% to $21.6 billion as the portfolio is closed to new business;
- Australian personal lending was down 3% to $9.0 billion reflecting subdued new lending;
- Growth in Australian business lending of 8% to $221.8 billion. Institutional lending balances were up in the infrastructure, resources, energy and property sectors. Business segment growth was diversified, with our target sectors and the SME sub segment performing well;
- Growth in New Zealand lending of 3% to NZ$107.3 billion with growth in owner occupied mortgages and business lending; and
- Growth in other overseas loan balances to $12.6 billion. Execution of our strategy in Institutional has led to offshore financing where there is a strong nexus to Australia.

1. Movement excludes the auto finance portfolio which was sold in March 2025.

14 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

REVIEW OF EARNINGS

Deposits and other borrowings

$m	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
Customer deposits					
Australia	**642,563**	**614,458**	**593,795**	**8**	**5**
Transactions	120,830	113,433	110,393	9	7
Savings	223,216	209,035	197,415	13	7
Term	157,675	158,944	157,282	-	(1)
Non-interest bearing	140,842	133,046	128,705	9	6
New Zealand (A$)	**71,214**	**73,586**	**73,201**	**(3)**	**(3)**
New Zealand (NZ$)	**81,020**	**80,950**	**79,676**	**2**	**-**
Transactions	8,969	9,412	9,595	(7)	(5)
Savings	21,050	20,674	19,433	8	2
Term	38,827	38,836	39,451	(2)	-
Non-interest bearing	12,174	12,028	11,197	9	1
Other overseas (A$)	**9,194**	**8,718**	**6,619**	**39**	**5**
Total customer deposits	**722,971**	**696,762**	**673,615**	**7**	**4**
Certificates of deposit	**47,486**	**42,488**	**46,874**	**1**	**12**
Australia	33,940	27,777	33,215	2	22
New Zealand (A$)	1,593	1,887	1,711	(7)	(16)
Other overseas (A$)	11,953	12,824	11,948	-	(7)
Total deposits and other borrowings	**770,457**	**739,250**	**720,489**	**7**	**4**

Full Year 2025 - Full Year 2024

Customer deposits grew by 7% to $723.0 billion and comprised the following movements:

- Australian deposits up 8% to $642.6 billion, supported by strong growth in household deposits, an increase in business transaction balances driven by new account openings and retention, and a targeted institutional strategy to maintain strength in the public sector and grow share in financial institutions;
- New Zealand deposits were up 2% to $81.0 billion in NZ$ terms reflecting an increase in savings and non-interest bearing balances as customers preferred the flexibility in the falling interest rate environment; and
- Other overseas deposits were up 39% to $9.2 billion, primarily from growth in Institutional offshore term deposits.

The deposit to loan ratio of 84.9% was 137 basis points higher than 30 September 2024, with deposit growth more than funding loan growth during the year.

Second Half 2025 - First Half 2025

Customer deposits grew by 4% to $723.0 billion and comprised the following movements:

- Australian deposits increased 5% to $642.6 billion, supported by strong growth in household deposits, an increase in business transaction balances driven by new account openings and retention, and a targeted Institutional strategy to maintain strength in the public sector and grow in financial institutions;
- New Zealand deposits were stable at $81.0 billion in NZ$ terms, with household deposit growth offsetting a decline in business deposits. The decline in business deposits reflected strategic initiatives to reduce reliance on institutional Term Deposits; and
- Other overseas deposits increased 5% to $9.2 billion, primarily from growth in Institutional offshore term deposits.

The deposit to loan ratio of 84.9% was 39 basis points higher than 31 March 2025, with deposit growth broadly funding loan growth during the half.

GROUP PERFORMANCE | SEGMENT REPORTING | OTHER INFORMATION | 15

Loan and deposit market share and system multiple metrics

	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024
Market Share[a]			
Australia			
ADI System (APRA)			
Housing credit	21%	21%	21%
Personal credit cards	21%	22%	21%
Business credit[b]	16%	16%	15%
Household deposits	21%	21%	21%
Business deposits[c]	18%	18%	18%
New Zealand (Reserve Bank of New Zealand (RBNZ))[d]			
Consumer lending	18%	18%	18%
Business lending	16%	16%	16%
Deposits	17%	17%	17%

	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
System multiples[a]				
Australia				
ADI System (APRA)				
Housing credit	0.5	0.9	0.5	0.5
Personal credit cards[e]	n/a	n/a	n/a	n/a
Business credit[b]	1.7	1.2	1.9	1.4
Household deposits	1.0	1.1	1.0	1.0
Business deposits[c]	0.7	large	0.7	0.8
New Zealand (RBNZ)[d]				
Consumer lending	0.9	0.9	0.9	0.9
Business lending[e]	1.0	0.9	1.6	n/a
Deposits[e]	0.3	n/a	0.1	0.5

a. Comparatives may differ from previously reported values to reflect revisions in published system statistics.
b. Westpac Group's business credit growth rate and multiples are based on ADI System published by APRA in the Monthly ADI statistics. Business credit includes loans with Non-Financial businesses, and Community service organisations.
c. Westpac Group's business deposit growth rate and multiples are based on ADI System published by APRA in the Monthly ADI statistics. Business deposits include deposits from Non-Financial businesses and Community service organisations.
d. New Zealand comprises New Zealand banking operations.
e. n/a indicates that system growth and/or Westpac growth was negative.

16 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

REVIEW OF EARNINGS

Non-interest income

Excluding Notable Items

Excluding Notable Items, $m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net fee income	1,732	1,672	4	887	845	5
Net wealth management income	476	441	8	242	234	3
Trading and other income	783	734	7	438	345	27
Total non-interest income	**2,991**	**2,847**	**5**	**1,567**	**1,424**	**10**

Full Year 2025 - Full Year 2024

Non-interest income increased by 5% to $2,991 million.

Net fee income increased by 4% to $1,732 million reflecting an increase in card fees and higher business and Institutional lending fees from a larger balance sheet.

Net wealth management income increased by 8% to $476 million from higher funds under administration.

Trading and other income increased by 7% to $783 million reflecting higher sales and risk management income, including rates and foreign exchange.

Second Half 2025 - First Half 2025

Non-interest income increased by 10% to $1,567 million.

Net fee income increased by 5% to $887 million reflecting higher cards fees and increased business and Institutional lending fees from a larger balance sheet.

Net wealth management income increased by 3% to $242 million with higher funds under administration.

Trading income and other income increased by 27% to $438 million reflecting higher sales and risk management income including rates and foreign exchange and favourable derivative valuation adjustments (DVA) driven by gains from the widening of funding spreads.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 17

Markets related income[1]

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to Westpac's customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity, credit and structured products exposures.

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	243	252	(4)	129	114	13
Non-interest income	747	677	10	411	336	22
Markets income	**990**	**929**	**7**	**540**	**450**	**20**
Sales and risk management income	990	937	6	521	469	11
Derivative valuation adjustment[a]	-	(8)	(100)	19	(19)	large
Markets income	**990**	**929**	**7**	**540**	**450**	**20**

a. Includes the impact of credit valuation adjustment and funding value adjustment.

Full Year 2025 - Full Year 2024

Markets income increased by 7% to $990 million.

Sales and risk management income increased by 6% to $990 million. This was driven by higher FX trading income from higher customer sales volumes and fixed income as conditions improved.

DVA had a neutral impact compared to a negative $8 million contribution in the prior year.

Second Half 2025 - First Half 2025

Markets income increased by 20% to $540 million.

Sales and risk management income increased by 11% to $521 million largely driven by strong performance in fixed income as market conditions improved and higher volumes in FX.

DVA was a positive contribution of $19 million compared to a negative $19 million impact in the first half.

Treasury income[2]

Treasury income is derived from activities related to management of Westpac's balance sheet including wholesale funding, capital, liquidity along with management of interest rate risk and foreign exchange risk associated with wholesale funding.

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	1,039	1,056	(2)	544	495	10
Non-interest income	15	20	(25)	9	6	50
Treasury income	**1,054**	**1,076**	**(2)**	**553**	**501**	**10**

Full Year 2025 - Full Year 2024

Treasury income decreased 2% to $1,054 million reflecting stronger performance in the prior year.

Second Half 2025 - First Half 2025

Treasury was positioned well for interest rate volatility which drove a 10% increase in income to $553 million.

1. Markets income includes financial markets income derived by Institutional, Business & Wealth and New Zealand.
2. Includes income from Treasury activities in Australia and New Zealand which is derived by the Group Businesses and New Zealand segments.

18 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

REVIEW OF EARNINGS

Operating expenses

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Staff expenses[a]	(6,326)	(5,899)	7	(3,211)	(3,115)	3
Occupancy expenses	(652)	(700)	(7)	(334)	(318)	5
Technology expenses	(3,136)	(2,764)	13	(1,656)	(1,480)	12
Other expenses[a]	(1,529)	(1,581)	(3)	(744)	(785)	(5)
Fit for Growth restructuring expenses	(273)	-	-	(273)	-	-
Total operating expenses	**(11,916)**	**(10,944)**	**9**	**(6,218)**	**(5,698)**	**9**

a. Excludes Fit for Growth restructuring expenses.

Full Time Equivalent (FTE) employees

Number of FTE	As at 30 Sept 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	As at 30 Sept 2025	As at 31 March 2025	% Mov't Sept 25 - Mar 25
Permanent employees	33,469	33,583	-	33,469	34,168	(2)
Temporary employees	1,767	1,657	7	1,767	1,801	(2)
FTE	**35,236**	**35,240**	**-**	**35,236**	**35,969**	**(2)**
Average FTE	**35,678**	**35,254**	**1**	**35,835**	**35,522**	**1**

Full Year 2025 - Full Year 2024

Total operating expenses increased 9% to $11,916 million.

The increase included a restructuring charge of $273 million in the Second Half of 2025 to support targeted productivity initiatives under our Fit for Growth program. Excluding this charge, operating expenses increased by 6% due to the ramp up in UNITE investment, wage growth and higher software amortisation. Lower occupancy costs provided a partial offset. The expense to income ratio excluding Notable Items was 53.0%, up from 50.3%.

Staff expenses[1] increased by 7% to $6,326 million mainly due to wage growth, UNITE and the investment in bankers. Average FTE increased by 1% with the increase to support UNITE and the investment in bankers more than offsetting reductions from productivity initiatives.

Occupancy expenses decreased by 7% to $652 million with further reductions in the Group's corporate and branch footprint.

Technology expenses increased 13% to $3,136 million due to higher costs related to the UNITE program, an increase in software amortisation related to projects completed in prior years and higher software maintenance and licensing costs.

Other Expenses[1] decreased by 3% to $1,529 million due to lower professional and servicing costs and higher costs in the prior year from the closure of RAMS, partly offset by higher litigation and remediation costs, and advertising spend.

Fit for Growth restructuring expenses to support targeted productivity initiatives were $273 million in the Second Half of 2025.

Second Half 2025 - First Half 2025

Total operating expenses increased 9% to $6,218 million.

The increase included a restructuring charge of $273 million to support targeted productivity initiatives under our Fit for Growth program. Excluding this charge, operating expenses increased by 4% due to the ramp up in UNITE investment spend and higher staff costs. The expense to income ratio was 54.2%, up from 51.8%.

Staff expenses[1] increased by 3% to $3,211 million mainly due to wage growth and seasonality of employee expenses along with UNITE and the investment in bankers. FTE decreased by 2% reflecting reductions from the Fit for Growth program, while average FTE increased by 1% mainly due to additional headcount to support UNITE and the investment in bankers.

Occupancy expenses increased by 5% to $334 million due to non recurrence of one-off benefits related to reductions in the corporate and branch footprint in the prior period. Excluding these benefits occupancy expenses were broadly stable.

Technology expenses increased by 12% to $1,656 million due to increased costs related to UNITE, higher software maintenance and licence costs, amortisation, asset impairments, and seasonally higher investment spend.

Other expenses[1] decreased by 5% to $744 million mainly due to lower litigation and remediation costs, partly offset by higher advertising, legal and consultancy spend.

Fit for Growth restructuring expenses to support targeted productivity initiatives were $273 million in the Second Half of 2025.

1. Excludes Fit for Growth restructuring expenses.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 19

Investment spend

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Expensed	1,159	992	17	638	521	22
Capitalised software, fixed assets and prepayments	759	764	(1)	432	327	32
Total	**1,918**	**1,756**	**9**	**1,070**	**848**	**26**
UNITE	660	147	large	409	251	63
Growth and productivity	563	550	2	319	244	31
Risk and regulatory	695	1,059	(34)	342	353	(3)
Total	**1,918**	**1,756**	**9**	**1,070**	**848**	**26**

Full Year 2025 - Full Year 2024

Total investment spend of $1,918 million was 9% higher, primarily due to the increased investment in UNITE. The proportion of investment spend expensed increased by 4 percentage points to 60%. UNITE accounted for 34%, growth and productivity initiatives accounted for 30% and 36% was directed towards risk and regulatory activities.

UNITE investment spend increased to $660 million with 74% expensed. Key achievements:

- One identity verification process following the consolidation of 20 processes;
- Functionality for multiple offset accounts for all eligible home loan customers, providing customers with greater choice and control over their finances;
- One BankTrade system, simplifies process while reducing risk and complexity;
- Transitioned customers to a single Private Bank under the Westpac brand enabling customers to benefit from an enhanced service offering; and
- Banker and customer experience has improved with the consolidation of the two chat platforms to one.

Spend in the year focused on prioritised initiatives, including:

- Mortgage simplification to a single suite of products, processes and applications;
- Moving to One Wealth Platform;
- Migrated 6,000 bankers onto Digital Banker;
- Consolidating seven collections systems to one system; and
- Streamlining fraud operations from four workflow systems to one solution.

Growth and Productivity investments include:

- Launch and progressive rollout of new features on the integrated business lending origination platform, BizEdge;
- The Westpac One Core transaction banking platform achieved New Payments Platform certification, representing significant progress towards delivering real-time treasury management;
- Launched Westpac OnlinePay to help business customers accept payments with a virtual terminal;
- Enabled Click to Pay on eligible Westpac cards, allowing fast, secure online checkout without sharing card details with merchants;
- Enabled onboarding from overseas for eligible customers;
- Implemented AI-driven solutions and integrated M365 Copilot for over 10,000+ employees to help streamline workflows, reduce manual effort and enhance the quality of work; and
- Technology and digital capability improvements for customer experience in New Zealand.

Risk and Regulatory investments include:

- Ongoing improvement of scam prevention capabilities to enhance customer protection;
- Core payments platform upgraded, including migration of domestic high value payments and international payments processing to a new application;
- Compliance with revised regulation, including the 2025 Banking Code of Practice, Prudential Standard CPS 230, Operational Risk Management and Prudential Standard APS 117, Capital Adequacy - Interest Rate Risk in the Banking Book; and
- Continuing to enhance records management systems and processes.

Second Half 2025 - First Half 2025

Total investment spend of $1,070 million was 26% higher, primarily due to the increased investment in UNITE and seasonality. Of the investment spend, 60% was expensed compared to 61% in the prior period. UNITE accounted for 38%, growth and productivity initiatives accounted for 30% and 32% was directed towards risk and regulatory activities.

20 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

REVIEW OF EARNINGS

Capitalised software

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Balance as at beginning of the period	**2,675**	**2,797**	**(4)**	**2,532**	**2,675**	**(5)**
Total additions	776	792	(2)	429	347	24
Amortisation expense	(995)	(889)	12	(510)	(485)	5
Impairment expense	(23)	(19)	21	(23)	-	-
Foreign exchange movements	(19)	(6)	large	(14)	(5)	180
Balance as at end of the period	**2,414**	**2,675**	**(10)**	**2,414**	**2,532**	**(5)**
Average amortisation period (years)	**2.7**	**3.1**	**(0.4) years**	**2.5**	**2.8**	**(0.3) years**

Full Year 2025 - Full Year 2024

Capitalised software decreased $261 million or 10% compared to September 2024. The decrease reflects increased amortisation due to the completion of key projects such as One Banking Platform, payments and investment to comply with RBNZ's outsourcing policy, BS11. Additions included ongoing investment in payment systems and UNITE. This has resulted in average amortisation period reducing by 0.4 years to 2.7 years from September 2024.

Second Half 2025 - First Half 2025

Capitalised software decreased $118 million or 5% compared to March 2025. The decrease reflects increased amortisation due to the completion of key projects such as One Banking Platform, payments and investment to comply with RBNZ's outsourcing policy, BS11. Additions included ongoing investment in payment systems and UNITE. The average amortisation period reduced by 0.3 years to 2.5 years.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 21

Credit impairment charges

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Individually assessed provisions (IAPs)						
New IAPs	(408)	(423)	(4)	(157)	(251)	(37)
Write-backs	195	93	110	106	89	19
Recoveries	247	190	30	132	115	15
Total IAPs, write-backs and recoveries	**34**	**(140)**	**large**	**81**	**(47)**	**large**
Collectively assessed provisions (CAPs)						
Write-offs	(561)	(486)	15	(282)	(279)	1
Other changes in CAPs	103	89	16	27	76	(64)
Total CAPs	**(458)**	**(397)**	**15**	**(255)**	**(203)**	**26**
Total impairment (charges)/benefits	**(424)**	**(537)**	**(21)**	**(174)**	**(250)**	**(30)**
Impairment charges/(benefits) to average loans	**5 bps**	**7 bps**	**(2 bps)**	**4 bps**	**6 bps**	**(2 bps)**
Net write-offs to average gross loans	**6 bps**	**5 bps**	**1 bps**	**6 bps**	**6 bps**	**-**

Full Year 2025 - Full Year 2024

The credit impairment charge of $424 million represented 5 basis points of average loans, down from 7 basis points in the prior year. The lower impairment charge was mainly due to an increase in write-backs and recoveries partly offset by a higher CAP charge.

The CAP charge of $458 million comprised write-offs of $561 million which was partly offset by a benefit in other changes in CAP of $103 million.

Write-offs were largely within the credit card and personal loan portfolios.

The other changes in CAP were due to:

- A reduction from an improved economic outlook for commercial property prices and interest rates;
- A reduction in mortgage 90+ day delinquencies from 1.05% to 0.70%;
- An increase in the downside scenario weight of 5 percentage points reflecting a rise in geopolitical instability; and
- An increase for new portfolio overlays.

The IAP benefit of $34 million comprised:

- New IAPs of $408 million, mostly in the services and wholesale & retail trade sectors and the mortgages portfolio;
- Recoveries of $247 million, mostly within the credit cards and personal loan portfolios; and
- Write-backs of $195 million, mostly in the wholesale & retail trade and manufacturing sectors.

Second Half 2025 - First Half 2025

The credit impairment charge of $174 million represented 4 basis points of average loans, down from 6 basis points in the prior period. The lower impairment charge was mainly due to a reduction in new IAPs partly offset by a higher CAP charge.

The CAP charge of $255 million comprised write-offs of $282 million which were partly offset by a benefit from other changes in CAP of $27 million.

Write-offs were largely within the credit card and personal loan portfolios.

The other changes in CAP were driven by:

- A reduction from an improved economic outlook for commercial property prices and interest rates;
- A reduction in mortgage 90+ day delinquencies from 0.83% to 0.70%;
- A reduction in other consumer portfolios 90+ day delinquencies from 1.26% to 1.08%;
- An increase in the downside scenario weight of 2.5 percentage points reflecting ongoing geopolitical instability; and
- An increase for new portfolio overlays.

The IAP charge of $81 million comprised:

- New IAPs of $157 million, mostly in the wholesale & retail trade sector and the mortgages portfolio;
- Recoveries of $132 million, mostly in the credit card and personal loan portfolios; and
- Write-backs of $106 million, mostly in the wholesale & retail trade and manufacturing sectors.

Income tax expense

Full Year 2025 - Full Year 2024

The rise in the effective tax rate to 31.0%, up from 30.8%, was mainly due to benefits from prior period tax adjustments in Full Year 2024 not repeated in Full Year 2025. The effective tax rate is above the Australian corporate tax rate of 30%.

Second Half 2025 - First Half 2025

The decline in the effective tax rate to 30.6% in Second Half 2025 reflects the inclusion of higher prior period tax adjustments in First Half 2025. The effective tax rate is above the Australian corporate tax rate of 30%.

22 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

CREDIT QUALITY

Credit quality key metrics

	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
Stressed exposures by credit grade as a % of TCE:					
Impaired	0.15%	0.16%	0.16%	(1 bps)	(1 bps)
Non performing, 90 days past due	0.32%	0.37%	0.47%	(15 bps)	(5 bps)
Non performing, less than 90 days past due	0.30%	0.28%	0.23%	7 bps	2 bps
Watchlist and substandard	0.51%	0.55%	0.59%	(8 bps)	(4 bps)
Total stressed exposures	**1.28%**	**1.36%**	**1.45%**	**(17 bps)**	**(8 bps)**
Impaired exposures to TCE for business and institutional:					
Business Australia	0.49%	0.54%	0.65%	(16 bps)	(5 bps)
Business New Zealand	0.37%	0.31%	0.32%	5 bps	6 bps
Institutional	0.06%	0.07%	0.04%	2 bps	(1 bps)
Mortgage 90+ day delinquencies:					
Group	0.70%	0.83%	1.05%	(35 bps)	(13 bps)
Australia	0.73%	0.86%	1.12%	(39 bps)	(13 bps)
New Zealand	0.46%	0.54%	0.49%	(3 bps)	(8 bps)
Other consumer loans 90+ day delinquencies:					
Group	1.08%	1.26%	1.40%	(32 bps)	(18 bps)
Australia	1.13%	1.30%	1.47%	(34 bps)	(17 bps)
New Zealand	0.70%	0.95%	0.87%	(17 bps)	(25 bps)
Other:					
Impaired exposures to gross loans	0.24%	0.25%	0.24%	-	(1 bps)
Impaired exposure provisions to impaired exposures	39.53%	40.88%	41.28%	(175 bps)	(135 bps)
Total provisions to gross loans	58 bps	61 bps	63 bps	(5 bps)	(3 bps)
Collectively assessed provisions to credit risk weighted assets	125 bps	126 bps	130 bps	(5 bps)	(1 bps)
Total provisions to credit risk weighted assets	141 bps	144 bps	145 bps	(4 bps)	(3 bps)

Movement in impaired exposures

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Balance as at beginning of the period	**1,955**	**1,302**	**50**	**2,098**	**1,955**	**7**
New and increased - individually managed	831	701	19	413	418	(1)
Write-offs	(763)	(620)	23	(399)	(364)	10
Returned to performing or repaid	(435)	(288)	51	(307)	(128)	140
Portfolio managed - new/increased/returned/repaid	436	870	(50)	219	217	1
Exchange rate and other adjustments	(11)	(10)	10	(11)	-	-
Balance as at end of the period	**2,013**	**1,955**	**3**	**2,013**	**2,098**	**(4)**

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 23 Full Year 2025 - Full Year 2024 Stressed exposures as a percentage of total committed exposures were 1.28% a decrease of 17 basis points. The composition and drivers of stressed exposures were: • Impaired exposures of 15 basis points: a 1 basis point decrease reflecting lower impaired balances in the Business portfolio; • Non-performing, 90+ days past due and not impaired exposures of 32 basis points: a 15 basis point decrease reflecting lower mortgage 90+ day delinquencies; • Non-performing, less than 90 days past due and not impaired exposures of 30 basis points: a 7 basis point increase reflecting a rise in mortgages categorised as non-performing after exiting 90+ days past due; and • Watchlist and substandard exposures of 51 basis points: an 8 basis point decrease reflecting lower stress in the Business and New Zealand portfolios. Impaired exposures to gross loans were flat at 0.24%. The provision coverage of the impaired portfolio was 40%, down from 41% at 30 September 2024. Impaired exposures have an appropriate level of provision cover. Portfolios Stressed exposures in Institutional reduced by 6 basis points to 0.70%, driven by strong volume growth along with lower stress in the trade and, transport and storage sectors. Impaired exposures to TCE increased by 4 basis points to 0.09%, driven by a large single name downgrade in the services sector. Australian Business stressed exposures decreased by 43 basis points to 4.81%, due to improvement in the property and trade sectors. Impaired exposures to TCE decreased by 16 basis points to 0.49% with improvement in the agriculture and manufacturing sectors. Australian mortgage 90+ day delinquencies decreased 39 basis points to 0.73% due to a reduction in hardship and a change to serviceability treatment. Properties in possession were 154, a reduction of 47 reflecting fewer properties being repossessed. Australian other consumer 90+ day delinquencies reduced 34 basis points to 1.13%, driven by the sale of the auto finance portfolio in First Half 2025. In New Zealand, stressed exposure to TCE decreased by 26 basis points to 1.47%. This was driven by a reduction in watchlist exposures in the mining and agriculture sectors. New Zealand mortgage 90+ day delinquencies were 3 basis points lower at 0.46%. Other consumer 90+ day delinquencies were 17 basis points lower at 0.70%. Improvements reflect easing of cost of living pressures. Second Half 2025 - First Half 2025 Stressed exposures as a percentage of total committed exposures were 1.28% a decrease of 8 basis points. The composition and drivers of stressed exposures were: • Impaired exposures of 15 basis points: a 1 basis point decrease reflecting lower impaired balances in the Business portfolio; • Non-performing, 90+ days past due and not impaired exposures of 32 basis points: a 5 basis point decrease reflecting lower mortgage 90+ day delinquencies; • Non-performing, less than 90 days past due and not impaired exposures of 30 basis points: a 2 basis point increase reflecting a rise in mortgages classified as non-performing after exiting 90+ days past due; and • Watchlist and substandard exposures of 51 basis points: a 4 basis point decrease reflecting lower stress in the Business and New Zealand portfolios. Impaired exposures to gross loans were 1 basis point lower at 0.24%. The provision coverage of the impaired portfolio was 40%, down from 41% at 31 March 2025. Impaired exposures have an appropriate level of provision cover. Portfolios Stressed exposures in Institutional reduced by 8 basis points to 0.70%, driven by strong volume growth along with lower stress in the property sector. Impaired exposures to TCE were 3 basis points lower at 0.09%, mainly due a write-off in the trade sector. Australian Business stressed exposures decreased by 18 basis points to 4.81% due to improvement in the trade sector. Impaired exposures to TCE decreased by 5 basis points to 0.49% with improvement in the agriculture and property sectors. Australian mortgage 90+ day delinquencies decreased 13 basis points to 0.73% due to a reduction in hardship and a change to serviceability treatment. Properties in possession were 154, a reduction of 22 reflecting fewer properties being repossessed. Australian other consumer 90+ day delinquencies reduced 17 basis points to 1.13%. In New Zealand, stressed exposures to TCE decreased by 16 basis points to 1.47%. This was driven by a reduction in watchlist exposures in the agriculture sector. New Zealand mortgage 90+ day delinquencies decreased by 8 basis points to 0.46%. Other consumer 90+ day delinquencies were 25 basis points lower at 0.70%. Improvements reflect easing of cost of living pressures.

24 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

CREDIT QUALITY

Provisioning

$m	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
Provision for expected credit losses (ECL) on loans and credit commitments					
Collectively assessed provisions					
Modelled provision	4,201	4,321	4,369	(4)	(3)
Overlays	238	130	179	33	83
Total collectively assessed provisions	**4,439**	**4,451**	**4,548**	**(2)**	**-**
Individually assessed provisions	539	611	536	1	(12)
Total provision for ECL on loans and credit commitments	**4,978**	**5,062**	**5,084**	**(2)**	**(2)**
Provision for ECL on debt securities at amortised cost	3	4	6	(50)	(25)
Provision for ECL on debt securities at FVOCI[a]	6	6	6	-	-
Total provision for ECL	**4,987**	**5,072**	**5,096**	**(2)**	**(2)**

a. FVOCI represents fair value through other comprehensive income.

Full Year 2025 - Full Year 2024

Total provisions decreased 2% to $4,987 million driven by a reduction in CAPs.

The decrease in modelled CAPs of $168 million was due to:

- An improved outlook for commercial property prices and interest rates;
- Lower mortgage 90+ day delinquencies; and
- The sale of the auto finance portfolio.

This was partly offset by a 5 percentage point increase in the downside scenario weight reflecting a rise in geopolitical instability, including in relation to the potential impact of international trade policies.

Overlays were $59 million higher. Key movements included:

- New overlays related to portfolio seasoning and geographical areas experiencing higher stress not included in modelled outcomes;
- Release of the construction sector, Australian mortgages and consumer finance overlays as the expected risks did not materialise or are reflected in modelled outcomes.

IAPs remained relatively flat over the year.

Second Half 2025 - First Half 2025

Total provisions decreased 2% to $4,987 million driven by a reduction in IAPs.

The decrease in modelled CAPs of $120 million was due to:

- An improved outlook for commercial property prices and interest rates; and
- Reductions in Australian and New Zealand mortgage delinquencies.

This was partly offset by a further 2.5 percentage point increase in the downside scenario weight in the Second Half, reflecting ongoing geopolitical instability.

Overlays were $108 million higher. Key movements included:

- New overlays related to portfolio seasoning and geographical areas experiencing higher stress not included in modelled outcomes; and
- Release of the Australian mortgages and consumer finance overlays as the expected risks did not materialise or are reflected in modelled outcomes.

IAPs were $72 million lower largely driven by a single name write-off in the trade sector.

Scenario weightings (%)	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024
Upside	2.5	5.0	5.0
Base	50.0	50.0	52.5
Downside	47.5	45.0	42.5

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 25 BALANCE SHEET AND FUNDING Balance sheet Balance sheet and funding Balance sheet The detailed components of the balance sheet are set out in the notes to the financial statements. $m As at 30 Sept 2025 As at 31 March 2025 As at 30 Sept 2024 % Mov't Sept 25 - Sept 24 % Mov't Sept 25 - Mar 25 Assets Loans 851,853 824,808 806,767 6 3 Housing 581,666 573,711 566,081 3 1 Personal 10,094 10,440 11,238 (10) (3) Business 264,602 245,235 234,016 13 8 Provision for expected credit losses (4,509) (4,578) (4,568) (1) (2) Liquid assets 208,381 204,249 200,682 4 2 All other assets 65,122 69,836 70,095 (7) (7) Total assets 1,125,356 1,098,893 1,077,544 4 2 Liabilities Customer deposits 722,971 696,762 673,615 7 4 Transactions 129,624 123,096 119,944 8 5 Savings 242,972 228,929 216,256 12 6 Term 197,686 199,612 197,230 - (1) Non-interest bearing 152,689 145,125 140,185 9 5 Certificates of deposit 47,486 42,488 46,874 1 12 Debt issues 171,404 171,864 169,284 1 - Term funding from central banks 997 2,740 2,777 (64) (64) Loan capital 39,970 40,703 37,883 6 (2) All other liabilities 69,435 71,983 75,059 (7) (4) Total liabilities 1,052,263 1,026,540 1,005,492 5 3 Equity Total equity attributable to owners of WBC 72,766 72,015 71,705 1 1 Non-controlling interests 327 338 347 (6) (3) Total equity 73,093 72,353 72,052 1 1

26 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

BALANCE SHEET AND FUNDING

Funding and liquidity risk management

Liquidity risk is the risk that a bank will be unable to fund assets and meet obligations as they become due. This risk is inherent for all banks as intermediaries between depositors and borrowers. Westpac has a Liquidity Risk Management Framework which seeks to ensure we meet our cash flow obligations under a wide range of market conditions and scenarios, as well as meeting the requirements of the LCR and NSFR.

The Liquidity Risk Management Framework is approved by the Board and sets out the bank's funding and liquidity risk appetite. It also determines the roles and responsibilities of key people managing funding and liquidity risk, risk reporting and control processes. In addition, it sets out the limits and targets used to manage our balance sheet, including wholesale funding limits, liquidity risk limits and stress testing.

The bank maintained its strong liquidity position and conservative funding profile throughout the Second Half 2025, benefiting from consistent strong growth in deposits. Key ratios remained well above regulatory requirements, which the Group believes is appropriate given current macroeconomic and geopolitical uncertainty.

LCR

$m	Quarter Sept 2025	Quarter March 2025	Quarter Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
High Quality Liquid Assets (HQLA)	189,346	182,824	172,722	10	4
Total LCR liquid assets	**189,346**	**182,824**	**172,722**	**10**	**4**
Cash outflows in a modelled 30-day APRA defined stressed scenario					
Customer deposits	100,470	97,841	95,133	6	3
Wholesale funding	9,686	12,264	8,715	11	(21)
Other flows[a]	27,819	24,825	26,067	7	12
Total	**137,975**	**134,930**	**129,915**	**6**	**2**
LCR	**137%**	**135%**	**133%**	**large**	**173 bps**

a. Other flows include credit and liquidity facilities, collateral outflows, inflows from customers and TFF maturities.

The LCR is designed to enhance banks' short-term resilience, by measuring the level of HQLA, as defined, held against its liquidity needs for a 30 calendar day period under a regulator-defined stress scenario.

The average LCR for the quarter ended 30 September 2025 was 137%, an increase of 173 basis points compared to the quarter ended 31 March 2025. An increase in liquid assets more than offset an increase in net cash outflows. The ratio remained well above the regulatory minimum of 100% and above our target operating range throughout the Second Half 2025. This positions the bank well for future periods of market disruption.

The average HQLA held in the September 2025 quarter was $189 billion, which provides approximately $51 billion in HQLA above the 100% LCR minimum. The portfolio of HQLA provides a buffer against periods of liquidity stress, as well as meeting regulatory requirements. HQLA include cash, deposits with central banks, government and semi-government securities, and are recognised in the LCR calculation at market value.

Derivatives are used to hedge the interest rate risk of the liquid asset portfolio and reduce exposure to changes in fair value. Changes in the fair value of liquid assets are recognised in Other Comprehensive Income through the relevant equity reserve.

Westpac also has access to non-HQLA and other assets that are eligible for re-purchase with a central bank under certain conditions and provide a source of additional liquidity. These assets include private securities and self-originated AAA-rated mortgage-backed securities.

NSFR

$m	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
Available stable funding	780,361	767,463	736,202	6	2
Required stable funding	687,987	666,726	654,798	5	3
Net stable funding ratio	**113%**	**115%**	**112%**	**100 bps**	**(168 bps)**

The NSFR is designed to encourage banks' longer-term funding resilience. To comply, banks are required to maintain an NSFR of at least 100% at all times. Westpac's NSFR was 113% at 30 September 2025, well above the 100% minimum and above the bank's normal operating range. The ratio was lower compared to 31 March 2025. Available stable funding increased by $13 billion due mainly to growth in customer deposits, however required stable funding increased by $21 billion from growth in customer lending, leading to a reduction in the ratio. There has been little change to our liquidity risk or structural term profile.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 27

Funding and liquidity risk management (Continued)

Funding

Our conservative funding profile was maintained during the Second Half with customer deposits providing the primary funding source for new lending. Wholesale market activities focussed on refinancing wholesale maturities and remaining responsive to balance sheet needs.

Funding by residual maturity

	As at 30 Sept 2025		As at 31 March 2025		As at 30 Sept 2024	
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	**722,971**	**68.1**	**696,762**	**67.5**	**673,615**	**66.9**
Wholesale funding						
Short term	87,753	8.3	82,066	7.9	82,590	8.2
Long term - less than or equal to one year residual maturity	35,537	3.3	29,390	2.8	31,790	3.2
Long term - more than one year residual maturity	137,327	12.9	145,480	14.2	140,458	13.9
Securitisation	5,579	0.5	6,502	0.6	5,539	0.6
Total wholesale funding	**266,196**	**25.0**	**263,438**	**25.5**	**260,377**	**25.9**
Equity[a]	**73,059**	**6.9**	**72,131**	**7.0**	**72,052**	**7.2**
Total funding	**1,062,226**	**100.0**	**1,032,331**	**100.0**	**1,006,044**	**100.0**

a. Includes total share capital, share-based payment reserve and retained profits.

Long term wholesale funding

Long term funding with a residual maturity greater than 12 months made up 12.9% of total funding at 30 September 2025, down from 14.2% at 31 March 2025, as customer deposits funded a greater proportion of new lending. Funding from securitisation accounted for a further 0.5% of total funding.

In total, $28.1 billion of long term wholesale funding was raised in 2025, including $12.8 billion issued in the Second Half. This included Westpac New Zealand issuance of $4.4 billion in 2025, including $3.2 billion raised in the Second Half. The bank's long term wholesale funding needs in 2025 were lower compared to recent financial years, reflecting growth in customer deposits and lower wholesale funding maturities.

Market conditions were constructive throughout the year, supporting successful issuance of senior unsecured bonds, covered bonds, RMBS and Tier 2 capital securities across a range of tenors and currencies. Issuance in Australian dollars and US dollars together made up 76% of new term issuance, reflecting investor demand in these markets.

Short term wholesale funding

Short term wholesale funding accounted for 8.3% of total funding at 30 September 2025, up from 7.9% at 31 March 2025, reflecting an increase in certificates of deposit. Long term wholesale funding where the residual maturity is less than one year also increased, to 3.3% at 30 September 2025 from 2.8% at 31 March 2025. The weighted average maturity of the short term wholesale funding portfolio, including long-term funding with a residual maturity of less than one year, was 153 days at 30 September 2025, down from 157 days at 31 March 2025.

Deposit to loan ratio

	As at 30 Sept 2025		As at 31 March 2025		As at 30 Sept 2024	
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	722,971		696,762		673,615	
Loans	851,853	84.87	824,808	84.48	806,767	83.50

Customer deposits

Customer deposits accounted for 68.1% of total funding at 30 September 2025, compared to 67.5% at 31 March 2025. Over Second Half 2025, customer deposits increased by $26.1 billion or 4%, providing the primary funding source for new lending. Loans grew by $27.0 billion or 3% and this resulted in the deposit to loan ratio increasing to 84.9%, a new high for the bank.

Equity

Funding from equity made up 6.9% of total funding at 30 September 2025, compared to 7.0% at 31 March 2025. This reflects the impact of the on market share buyback conducted during Second Half 2025.

28 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

CAPITAL AND DIVIDENDS

	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
Level 2 regulatory capital structure					
Common equity Tier 1 (CET1) capital after deductions ($m)	56,380	55,007	54,648	3	2
Additional Tier 1 capital (AT1) ($m)	8,598	10,387	10,195	(16)	(17)
Tier 1 Capital ($m)	**64,978**	**65,394**	**64,843**	**-**	**(1)**
Tier 2 Capital ($m)	32,513	31,742	28,695	13	2
Total Capital ($m)	**97,491**	**97,136**	**93,538**	**4**	**-**
Risk weighted assets (RWA) ($m)	450,048	449,495	437,430	3	-
CET1 capital ratio	**12.53%**	**12.24%**	**12.49%**	4 bps	29 bps
Additional Tier 1 capital ratio	1.91%	2.31%	2.33%	(42 bps)	(40 bps)
Tier 1 capital ratio	**14.44%**	**14.55%**	**14.82%**	(38 bps)	(11 bps)
Tier 2 capital ratio	7.22%	7.06%	6.56%	66 bps	16 bps
Total capital ratio	**21.66%**	**21.61%**	**21.38%**	28 bps	5 bps
APRA leverage ratio	**5.07%**	**5.20%**	**5.30%**	(23 bps)	(13 bps)
Level 1 regulatory capital structure					
CET1 capital after deductions ($m)	52,582	51,087	50,454	4	3
Risk weighted assets ($m)	412,599	408,792	397,719	4	1
CET1 capital ratio	12.74%	12.50%	12.69%	5 bps	24 bps

Capital management strategy

Westpac's capital management strategy is reviewed on an ongoing basis, including through an annual Internal Capital Adequacy Assessment Process (ICAAP). Key considerations include:

- Regulatory capital minimums together with the capital conservation buffer and countercyclical capital buffer comprise the Total CET1 Requirement. The total CET1 requirement is currently at least 10.25% and 10.50% effective 1 January 2027;[1]
- Strategy, business mix and operations and contingency plans;
- Perspectives of external stakeholders including rating agencies as well as equity and debt investors; and
- A stress testing framework that tests our resilience under a range of adverse economic scenarios.

The Board has determined a target post dividend CET1 capital ratio of above 11.25% in normal operating conditions. This target includes consideration of APRA's increase in the minimum CET1 ratio of 0.25% to 10.50% effective 1 January 2027 and replaces the previous CET1 capital operating range of between 11.00% and 11.50%.

APRA announcement to phase out Additional Tier 1 (AT1) capital as eligible bank capital

On 8 July 2025 APRA released a consultation paper on implementing the phase out of AT1 capital instruments. This included changes to APRA's prudential and reporting frameworks resulting from the removal of AT1 capital instruments. Under the revisions, large internationally active banks such as Westpac will replace 1.5% of AT1 capital with 1.25% of Tier 2 capital and 0.25% of CET1 capital. The total CET1 requirement, including regulatory buffers, will increase from 10.25% to 10.50%. There is no overall increase in total capital requirements for banks.

APRA has also proposed changes to the leverage ratio, which will see the leverage ratio calculation based on CET1 capital rather than Tier 1 capital. Should the changes be implemented as proposed, this will result in a reduction in the reported leverage ratio. The minimum leverage ratio of 3.5% is proposed to remain unchanged.

APRA intends to finalise changes to the relevant prudential standards in 2025, with the updated framework coming into effect from 1 January 2027. In addition, from this date, existing AT1 capital instruments would be eligible to be included as Tier 2 capital, until their first scheduled call date. Existing Westpac AT1 capital instruments would reach their first scheduled optional redemption dates by 2031 at the latest.

Full Year 2025 - Full Year 2024 Level 2 CET1 capital ratio movement

The Level 2 CET1 capital ratio was 12.53% at 30 September 2025, 4 basis points higher than 30 September 2024. The increase from net profit less the payment of 2024 final ordinary dividend and 2025 interim ordinary dividend, other reserve movements and lower capitalised software balances was offset by higher Total RWA and on market share buybacks. Total RWA increased by $12.6 billion mainly from higher Interest Rate Risk in the banking book (IRRBB) RWA.

1. Noting that APRA may apply higher CET1 requirements for an individual ADI.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 29 Second Half 2025 - First Half 2025 Level 2 CET1 capital ratio movement 12.24% 80bps (58bps) (7bps) 16bps (2bps) 12.53% Mar-25 Net profit Dividends RWA movement Capital deductions and other items Capital return Sep-25 The Level 2 CET1 capital ratio at 30 September 2025 was 12.53%, 29 basis points higher than 31 March 2025. Key movements included: • Second Half 2025 net profit: 80 basis points increase; • Payment of the 2025 interim ordinary dividend: 58 basis points reduction; • RWA movement: 7 basis points decrease mainly from higher credit RWA partly offset by lower non-credit RWA; • Capital deductions and other items: 16 basis points increase mainly from other reserve movements and lower capitalised software balances; and • Capital return: 2 basis points reduction due to the on market share buyback. The Level 1 CET1 capital ratio was 12.74% at 30 September 2025, 24 basis points higher than 31 March 2025 with movements broadly in line with Level 2. Additional Tier 1 (AT1) and Tier 2 capital Westpac redeemed $1.69 billion of AT1 capital instruments over the half. The impact of these redemptions was a decrease in the Tier 1 capital ratio of approximately 38 basis points. The Group issued $1.5 billion of Tier 2 capital instruments over the half. The impact of these issuances was an increase in the total capital ratio of approximately 34 basis points. In addition, foreign currency revaluations reduced Tier 2 capital mainly due to the appreciation of the AUD against the USD. Domestic systemically important banks (D-SIBs), including Westpac, have a minimum total capital requirement of 18.25% from 1 January 2026. Westpac's total capital ratio of 21.66% at 30 September 2025 meets this required level. We expect any additional Tier 2 issuance needed due to APRA's removal of AT1 capital instruments to be manageable over the transition period. Leverage ratio The leverage ratio represents the percentage of Tier 1 capital relative to the Exposure Measure1 .. At 30 September 2025, Westpac's leverage ratio was 5.07%, down 13 basis points from 31 March 2025. The ratio remains well above APRA's regulatory minimum requirement of 3.5%. The decrease in the leverage ratio was mainly due to higher total exposures from higher lending. 1. As defined under Attachment D of APS110: Capital Adequacy.

30 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

CAPITAL AND DIVIDENDS

Risk Weighted Assets (RWA)

$m	As at 30 Sept 2025	As at 31 March 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	% Mov't Sept 25 - Mar 25
Credit risk:					
Corporate	92,813	88,122	83,205	12	5
Residential Mortgages	116,433	116,954	116,228	-	-
SME Retail	16,393	16,531	17,123	(4)	(1)
Qualifying Revolving Retail	3,873	3,523	3,565	9	10
Other Retail	2,407	3,395	3,995	(40)	(29)
Large Corporate	22,158	20,471	21,035	5	8
Sovereign	2,374	2,173	2,047	16	9
Financial Institutions	15,189	15,344	13,694	11	(1)
Specialised Lending	4,418	4,591	3,695	20	(4)
Standardised	21,323	22,544	25,357	(16)	(5)
RBNZ Regulated Entities	46,128	48,345	48,142	(4)	(5)
Securitisation	8,446	7,840	7,821	8	8
Settlement risk	11	74	22	(50)	(85)
Credit valuation adjustment	2,510	3,326	5,795	(57)	(25)
Total credit risk	**354,476**	**353,233**	**351,724**	**1**	**-**
Market risk	9,873	8,478	9,555	3	16
Interest rate risk in the banking book (IRRBB)	37,290	39,263	27,955	33	(5)
Operational risk	48,409	48,521	48,196	-	-
Total risk weighted assets	**450,048**	**449,495**	**437,430**	**3**	**-**

Total RWA increased by 0.1% to $450.0 billion over the half from higher credit RWA partly offset by lower non-credit RWA.

Credit RWA increased by $1.2 billion. Key movements included:

- A $12.6 billion increase from higher lending primarily in Corporate and Large Corporate;
- A $5.9 billion decrease from model updates, methodology and policy changes and other data refinements mainly in RBNZ Regulated Entities and Corporate;
- A $3.0 billion decrease mainly due to improvements in residential mortgages delinquency rates;
- A $1.8 billion decrease from foreign currency translation impacts, predominantly the appreciation of the AUD against the NZD; and
- A $0.8 billion decrease from credit valuation adjustments.

Non-credit RWA decreased by $0.7 billion. Key movements included:

- IRRBB RWA: $2.0 billion decrease from:
  - A $1.2 billion net decrease across repricing and yield curve, basis and optionality risk in line with underlying banking book positions; and
  - A $0.8 billion decrease from lower interest rates resulting in the regulatory embedded gain increasing to $3.9 billion
- Market RWA: $1.4 billion increase mainly from higher market risk exposures

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 31

Dividends

	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Ordinary dividend - Interim (cents per share)	76	75	1	-	76	(100)
Ordinary dividend - Final (cents per share)	77	76	1	77	-	-
Total ordinary dividend (cents per share)	**153**	**151**	**1**	**77**	**76**	**1**
Special dividend (cents per share)	-	15	(100)	-	-	-
Ordinary dividend payout ratio	75.65%	74.58%	107 bps	73.14%	78.38%	large
Adjusted ordinary dividend payout ratio (ex Notable Items)	75.04%	73.29%	175 bps	74.89%	75.20%	(31 bps)
Adjusted franking credit balance ($m)	3,714	3,504	6	3,714	3,522	5

The Board has determined to pay a fully franked final ordinary dividend of 77 cents per share, to be paid on 19 December 2025 to shareholders on the register at the record date of 7 November 2025. The 2025 interim and final ordinary dividends represent a payout ratio of 75.04% excluding Notable Items.

In addition to being fully franked, the final ordinary dividend will carry NZ$0.06 in New Zealand imputation credits that may be used by New Zealand tax residents.

Reflecting the fully franked ordinary dividend, the franking credit balance is $3,714 million.

The Board has determined to satisfy the DRP for the 2025 final ordinary dividend by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares to be provided to DRP participants will be set over the 15 trading days commencing 12 November 2025 and will not include a discount.

32 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS SEGMENT REPORTING Consumer Business & Wealth Institutional New Zealand Group Businesses

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 33

SEGMENT REPORTING

The impact of Notable Items on net profit, income and expenses have been excluded from the Segment reporting section.

In prior years, Segment information was presented with a separate line item for Notable Items impacting operating income and operating expenses for each segments. To align with internal presentation in 2025, Segment results are presented excluding Notable Items, and reconciled at a Group level to the Statutory Profit. Accordingly, prior period presentations have been revised to reflect current presentation.

In 2025, the composition of our segments was revised to improve operational alignment. The key changes include:

- The merchants services business was transferred from Business & Wealth to Institutional given strategic alignment with the management of payments infrastructure;
- The contribution from the auto finance portfolio, which was sold in March 2025, was transferred from Business & Wealth to Group Businesses; and
- The realignment of Consumer, Business & Wealth and Institutional Human Resources and Finance function expenses to Group Businesses.

These changes have been reflected in segment reporting so that the information presented aligns with information reported internally to key decision makers. 1H25 has been restated for the above changes. FY24 has not been revised.

Full Year 2025 - Full Year 2024

Excluding Notable Items, $m	Consumer	Business & Wealth	Institutional	New Zealand (A$)[a]	Group Businesses	Group
2025						
Net interest income	7,863	5,346	2,413	2,568	1,283	19,473
Non-interest income	561	764	1,395	246	25	2,991
Net operating income	**8,424**	**6,110**	**3,808**	**2,814**	**1,308**	**22,464**
Operating expenses	(4,932)	(2,727)	(1,647)	(1,342)	(1,268)	(11,916)
Pre-provision profit	**3,492**	**3,383**	**2,161**	**1,472**	**40**	**10,548**
Impairment (charges)/benefits	(217)	(245)	1	41	(4)	(424)
Profit before income tax (expense)/benefit	**3,275**	**3,138**	**2,162**	**1,513**	**36**	**10,124**
Income tax (expense)/benefit and NCI	(993)	(952)	(587)	(423)	(197)	(3,152)
Net profit/(loss)	**2,282**	**2,186**	**1,575**	**1,090**	**(161)**	**6,972**
2024						
Net interest income	7,632	5,338	2,240	2,388	1,318	18,916
Non-interest income	528	798	1,265	257	(1)	2,847
Net operating income	**8,160**	**6,136**	**3,505**	**2,645**	**1,317**	**21,763**
Operating expenses	(4,787)	(2,626)	(1,465)	(1,262)	(804)	(10,944)
Pre-provision profit	**3,373**	**3,510**	**2,040**	**1,383**	**513**	**10,819**
Impairment (charges)/benefits	(248)	(142)	(120)	(25)	(2)	(537)
Profit before income tax (expense)/benefit	**3,125**	**3,368**	**1,920**	**1,358**	**511**	**10,282**
Income tax (expense)/benefit and NCI	(941)	(1,012)	(553)	(379)	(284)	(3,169)
Net profit/(loss)	**2,184**	**2,356**	**1,367**	**979**	**227**	**7,113**

a. Refer to New Zealand NZ$ segment reporting for further details.

34 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

SEGMENT REPORTING

Second Half 2025 - First Half 2025

Excluding Notable Items, $m	Consumer	Business & Wealth	Institutional	New Zealand (A$)[a]	Group Businesses	Group
Half Year Sept 2025						
Net interest income	4,011	2,729	1,232	1,332	600	9,904
Non-interest income	296	383	741	125	22	1,567
Net operating income	**4,307**	**3,112**	**1,973**	**1,457**	**622**	**11,471**
Operating expenses	(2,543)	(1,422)	(836)	(677)	(740)	(6,218)
Pre-provision profit	**1,764**	**1,690**	**1,137**	**780**	**(118)**	**5,253**
Impairment (charges)/benefits	(73)	(119)	(38)	71	(15)	(174)
Profit before income tax (expense)/benefit	**1,691**	**1,571**	**1,099**	**851**	**(133)**	**5,079**
Income tax (expense)/benefit and NCI	(506)	(475)	(299)	(238)	(46)	(1,564)
Net profit/(loss)	**1,185**	**1,096**	**800**	**613**	**(179)**	**3,515**
Half Year March 2025						
Net interest income	3,852	2,617	1,181	1,236	683	9,569
Non-interest income	265	381	654	121	3	1,424
Net operating income	**4,117**	**2,998**	**1,835**	**1,357**	**686**	**10,993**
Operating expenses	(2,389)	(1,305)	(811)	(665)	(528)	(5,698)
Pre-provision profit	**1,728**	**1,693**	**1,024**	**692**	**158**	**5,295**
Impairment (charges)/benefits	(144)	(126)	39	(30)	11	(250)
Profit before income tax (expense)/benefit	**1,584**	**1,567**	**1,063**	**662**	**169**	**5,045**
Income tax (expense)/benefit and NCI	(487)	(477)	(288)	(185)	(151)	(1,588)
Net profit/(loss)	**1,097**	**1,090**	**775**	**477**	**18**	**3,457**

a. Refer to New Zealand NZ$ segment reporting for further details.

GROUP PERFORMANCE | SEGMENT REPORTING | OTHER INFORMATION 35

Consumer

The Consumer segment provides banking products and services to customers in Australia. Products and services are provided through a portfolio of brands comprising Westpac, St.George, BankSA and Bank of Melbourne using digital channels, call centres, mobile bankers, branches and third-party brokers. It also includes the RAMS business, which is closed to new business.

Excluding Notable Items, $m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	7,863	7,632	3	4,011	3,852	4
Non-interest income	561	528	6	296	265	12
Net operating income	**8,424**	**8,160**	**3**	**4,307**	**4,117**	**5**
Operating expenses	(4,932)	(4,787)	3	(2,543)	(2,389)	6
Pre-provision profit	**3,492**	**3,373**	**4**	**1,764**	**1,728**	**2**
Impairment (charges)/benefits	(217)	(248)	(13)	(73)	(144)	(49)
Profit before income tax (expense)/benefit	**3,275**	**3,125**	**5**	**1,691**	**1,584**	**7**
Income tax (expense)/benefit and NCI	(993)	(941)	6	(506)	(487)	4
Net profit/(loss)	**2,282**	**2,184**	**4**	**1,185**	**1,097**	**8**
Expense to income ratio	58.55%	58.66%	(11 bps)	59.04%	58.03%	101 bps
Net interest margin	1.73%	1.70%	3 bps	1.75%	1.70%	5 bps

$bn	As at 30 Sept 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	As at 30 Sept 2025	As at 31 March 2025	% Mov't Sept 25 - Mar 25
Customer deposits						
Transactions	47.9	46.6	3	47.9	46.3	3
Savings	179.9	159.0	13	179.9	170.5	6
Term	65.8	65.6	-	65.8	66.2	(1)
Mortgage offsets	72.7	63.3	15	72.7	68.0	7
Total customer deposits	**366.3**	**334.5**	**10**	**366.3**	**351.0**	**4**
Loans						
Housing	497.0	473.5	5	497.0	484.6	3
RAMS (in runoff)	21.6	29.8	(28)	21.6	25.6	(16)
Other	8.5	8.8	(3)	8.5	8.8	(3)
Provisions	(1.7)	(1.8)	(6)	(1.7)	(1.8)	(6)
Total loans	**525.4**	**510.3**	**3**	**525.4**	**517.2**	**2**
Deposit to loan ratio	69.71%	65.54%	large	69.71%	67.86%	185 bps
Total assets	534.8	521.8	2	534.8	526.8	2
TCE	607.3	594.2	2	607.3	600.6	1
Risk weighted assets	161.9	174.4	(7)	161.9	165.1	(2)
Average interest earning assets	454.7	449.9	1	456.0	453.3	1
Average allocated capital	23.0	24.0	(4)	22.8	23.3	(2)
Credit quality						
Impairment charges/(benefits) to average loans	0.04%	0.05%	(1 bps)	0.03%	0.06%	(3 bps)
Mortgage 90+ day delinquencies	0.73%	1.12%	(39 bps)	0.73%	0.86%	(13 bps)
Other consumer loans 90+ day delinquencies	1.13%	1.23%	(10 bps)	1.13%	1.28%	(15 bps)
Total stressed exposures to TCE	0.91%	1.10%	(19 bps)	0.91%	0.99%	(8 bps)

36 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS SEGMENT REPORTING Consumer (Continued) Full Year 2025 - Full Year 2024 Net profit increased 4% to $2,282 million. The 4% increase in pre-provision profit included a modest impact from segment compositional changes in Full Year 2025. Full Year 2024 comparatives have not been restated. Excluding composition changes, pre-provision profit also increased 4%, with operating income rising 4% and operating expenses increasing 4%. The increase in operating income reflected 3 basis points of net interest margin expansion while expenses rose reflecting a step up in UNITE spend and inflationary pressures that were partly offset from the benefits of a simpler operating model and a smaller property footprint. Net interest income up 3% • The net interest margin increased 3 basis points to 1.73%. Key drivers included: – Favourable portfolio mix as deposit growth outpaced lending growth, resulting in a higher deposit to loan ratio; – Stabilising lending spreads reflecting customers switching from lower spread fixed rate mortgages to higher spread variable rate mortgages was offset by competition to both retain and attract new mortgage customers; – Lower deposit spreads reflecting a mix shift towards higher interest rate, lower margin savings accounts, a lower interest rate environment and compression in term deposit spreads. These impacts were partly offset by higher returns on hedged deposits and proactive repricing; – Higher funding costs primarily due to the widening of the spread between the bank bill and overnight index swap rates; and – Higher returns on hedge capital balances provided a benefit. • Loans increased by 3% to $525.4 billion. Mortgage growth of 3% was below system, reflecting the decision to close RAMS to new business. Excluding this impact, mortgages grew 5%, representing 0.8x APRA housing system growth. Almost all new flow was in variable rate mortgages, with the mix of investor loans increasing throughout the year as part of a targeted strategy; • Deposits were up 10% to $366.3 billion representing 1.0x APRA household deposits system growth. Growth in savings balances of $20.9 billion reflected the continued shift in customer preference to towards higher yielding flexible products. Mortgage offset balances increased by 15% to $72.7 billion as fixed rate mortgage customers shifted onto variable rate mortgages with deposit offset features; and • With deposit growth continuing to exceed loan growth, the deposit to loan ratio improved 417 basis points to 69.7%. Non-interest income up 6% • Non-interest income increased 6% to $561 million due to higher credit card fees and scheme incentives, which was partly offset by higher customer remediation costs. Expenses up 3% • Operating expenses increased 3%. Excluding compositional changes operating expenses increased 4%. This was driven by: – The step up in UNITE investment, although this was partly offset by lower spend across other investments; and – Inflationary pressures from both wages and salaries and third-party vendor costs. • The benefits from a simpler operating model and a smaller property footprint, including branches and ATMs, partly offset other cost pressures. Impairment charge of $217 million • Impairment charges to average loans were 4 basis points, down 1 basis point from the prior year. The charge reflects write-offs in cards and personal lending and an increase in the downside scenario weight. This was partly offset by a release of portfolio overlay provisions. • Stressed exposure to TCE improved by 19 basis points to 0.91% reflecting the continued resilience of customers. Mortgage 90+ day delinquencies decreased 39 basis points to 0.73% due to a reduction in hardship and a change to serviceability treatment. Other consumer loan 90+ day delinquencies decreased 10 basis points to 1.13%.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 37 Consumer (Continued) Second Half 2025 - First Half 2025 Net profit increased 8% to $1,185 million. Pre-provision profit increased 2% to $1,764 million reflecting operating income growth of 5%, which was partly offset by operating expense growth of 6%. The improvement in operating income reflected a 5 basis point increase in net interest margin and balance sheet growth of 2%. The rise in operating expenses reflected higher technology costs, including a step up in UNITE investment spend, along with inflationary pressures that was partly offset by a simpler operating model and a smaller property footprint. Net interest income up 4% • The net interest margin increased 5 basis points to 1.75%. Key drivers included: – Favourable portfolio mix as deposit growth outpaced lending growth, resulting in a higher deposit to loan ratio; – Stabilising lending spreads reflecting customers switching from lower spread fixed rate mortgages to higher spread variable rate mortgages. This was offset by competition to both retain and attract new mortgage customers; and – A modest decline in deposit spreads reflecting the impact of a lower interest rate environment, compression in term deposits and a mix shift towards higher interest rate, lower margin savings accounts. This was partly offset by proactive repricing and higher returns on hedged deposits. • Loans increased 2% to $525.4 billion. Mortgage growth of 2% was below APRA housing system growth, reflecting the decision to close RAMS to new business. Excluding this impact, mortgages grew 3%, representing 0.8x system. Lending was almost entirely in variable rate mortgages with investor lending flows increasing from 36% to 39%; • Deposits were up 4% to $366.3 billion representing 1.0x APRA household deposits system growth. Savings accounts grew by $9.4 billion as customer preference shifted towards higher yielding flexible products. Mortgage offset balances rose 7% to $72.7 billion, as customers continue to recognise the benefits of offset accounts; and • The deposit to loan ratio improved 185 basis points as customer deposit growth exceeded lending growth and provided the main source of new funding. Non-interest income up 12% • Non-interest income was up 12% reflecting higher credit card fees and seasonally higher currency conversion fees. Expenses up 6% • Operating expenses increased 6% to $2,543 million. Key drivers included: – The step up in UNITE spend and seasonally higher spend across other investments; and – Inflationary pressures from higher salaries and wages and technology costs to respond to additional demand and deliver new capabilities. • Expense increases were partly offset by the benefits from a simpler operating model and a smaller property footprint, including branches and ATMs. Impairment charge of $73 million • Impairment charges to average loans were 3 basis points, down 3 basis points from the prior period. The charge reflects write-offs in cards and personal lending, which was partly offset by lower underlying delinquencies. • Stressed exposure to TCE improved by 8 basis points to 0.91% reflecting the continued resilience of customers. Mortgage 90+ day delinquencies decreased 13 basis points to 0.73% due to a reduction in hardship and a change to serviceability treatment. Other consumer loan 90+ day delinquencies decreased 15 basis points to 1.13%.

38 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

SEGMENT REPORTING

Business & Wealth

The Business & Wealth segment provides banking and financial services to customers in Business Banking, Wealth Management, Private Wealth and Westpac Pacific. Business Banking offers lending generally up to $200 million in exposure and transaction banking services. Customers are categorised by commercial, small to medium enterprise and small business. The segment includes Private Wealth, supporting the needs of high-net-worth individuals, as well as BT Financial Group, which provides wealth management platform services. The segment operates under the Westpac, St.George, BankSA, Bank of Melbourne and BT brands.

Excluding Notable Items, $m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	5,346	5,338	-	2,729	2,617	4
Non-interest income	764	798	(4)	383	381	1
Net operating income	**6,110**	**6,136**	**-**	**3,112**	**2,998**	**4**
Operating expenses	(2,727)	(2,626)	4	(1,422)	(1,305)	9
Pre-provision profit	**3,383**	**3,510**	**(4)**	**1,690**	**1,693**	**-**
Impairment (charges)/benefits	(245)	(142)	73	(119)	(126)	(6)
Profit before income tax (expense)/benefit	**3,138**	**3,368**	**(7)**	**1,571**	**1,567**	**-**
Income tax (expense)/benefit and NCI	(952)	(1,012)	(6)	(475)	(477)	-
Net profit/(loss)	**2,186**	**2,356**	**(7)**	**1,096**	**1,090**	**1**
Expense to income ratio	44.63%	42.80%	183 bps	45.69%	43.53%	216 bps
Net interest margin	4.85%	5.35%	(50 bps)	4.76%	4.94%	(18 bps)

$bn	As at 30 Sept 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	As at 30 Sept 2025	As at 31 March 2025	% Mov't Sept 25 - Mar 25
Customer deposits						
Transactions	70.6	65.2	8	70.6	66.6	6
Savings	32.0	29.1	10	32.0	29.6	8
Term	49.7	50.0	(1)	49.7	52.1	(5)
Total customer deposits	**152.3**	**144.3**	**6**	**152.3**	**148.3**	**3**
Loans						
Commercial/SME	114.2	99.1	15	114.2	105.8	8
Pacific	1.6	1.3	23	1.6	1.5	7
Business lending	115.8	100.4	15	115.8	107.3	8
Other	1.4	1.4	-	1.4	1.4	-
Auto finance[a]	-	2.1	(100)	-	-	-
Provisions	(2.0)	(1.9)	5	(2.0)	(1.9)	5
Total loans	**115.2**	**102.0**	**13**	**115.2**	**106.8**	**8**
Deposit to loan ratio	132.21%	141.48%	large	132.21%	138.78%	large
Total assets	122.5	107.1	14	122.5	114.1	7
TCE	149.7	137.8	9	149.7	141.9	5
Risk weighted assets	92.1	92.9	(1)	92.1	91.3	1
Average interest earning assets	110.3	99.7	11	114.4	106.3	8
Average allocated capital	11.7	11.6	1	11.8	11.5	3
Total funds under management	166.7	153.1	9	166.7	154.5	8
Credit quality						
Impairment charges/(benefits) to average loans	0.23%	0.14%	9 bps	0.21%	0.24%	(3 bps)
Impaired exposures to TCE	0.50%	0.68%	(18 bps)	0.50%	0.56%	(6 bps)
Total stressed exposures to TCE	5.01%	5.56%	(55 bps)	5.01%	5.26%	(25 bps)

a. Portfolio was sold in March 2025. Balances included personal and business auto finance loans.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 39 Business & Wealth (Continued) Full Year 2025 - Full Year 2024 Net profit declined 7% to $2,186 million. Pre-provision profit fell 4% to $3,383 million reflecting the impact of segment compositional changes in Full Year 2025. Full Year 2024 comparatives have not been restated. This includes moving the merchant services business from Business & Wealth to Institutional and auto finance from Business & Wealth to Group Businesses following the completion of its sale. Excluding the impact of compositional changes, pre-provision profit fell 1% with a 3% increase in operating income more than offset by a 10% increase in operating expenses. Operating income reflected strong growth in lending balances which was partly offset by a lower net interest margin, while operating expenses increased due to the step up in UNITE spend and investment in front line bankers. Net interest income flat • Excluding compositional changes, net interest income increased 3%. • Strong balance sheet growth was offset by 50 basis points of margin contraction. The decline in net interest margin included the impact from segment compositional changes and provision releases in the prior period. Excluding these impacts, the net interest margin contracted by 39 basis points. Drivers included: – Portfolio mix shift as lending growth outpaced deposit growth, reflected in a lower deposit to loan ratio; – Lower deposit spreads from the impact of a lower cash rate environment and an increase in customers switching to higher yielding accounts. Favourable product mix with growth in transaction and savings accounts and a contraction in term deposits as well as higher returns on hedged deposits partly offset these impacts; and – Lower lending spreads reflecting competitive market dynamics, partly offset by higher returns on hedged capital balances. • Loans increased by 13% to $115.2 billion. Business lending grew 15% with growth diversified across most sectors and segments. Target sectors of agriculture, health and professional services all grew between 17% and 24%. This was partly offset by the wind down and subsequent sale of the $2.1 billion auto finance portfolio; and • Deposits increased 6% to $152.3 billion primarily driven by strong new account growth and proactive retention strategies. Non-interest income down 4% • Non-interest income decreased 4% reflecting compositional changes. Excluding this impact, non-interest income increased 7% reflecting: – Higher platforms revenue, reflecting a 9% increase in funds under administration from strong equity markets and flows into the GIS platform; and – Higher lending fees due to a larger loan book. Expenses up 4% • Operating expenses increased 4%. Excluding compositional changes, operating expenses increased 10% reflecting: – The step up in UNITE investment; – An investment in 135 business bankers and banker tools to drive growth; and – Inflationary pressures on salaries and wages and third party vendor costs, largely offset by lower investment spend on non-UNITE initiatives. Impairment charge of $245 million • The impairment charge of 23 basis points of average loans compared to 14 basis points in the prior year. The charge reflects higher overlays, an increase in the downside scenario and new IAPs in the wholesale & retail trade sector. • Credit quality metrics improved with stressed exposures to TCE decreasing 55 basis points to 5.01%, mostly within the property sector. The proportion of impaired exposures to TCE decreased 18 basis points to 0.50%.

40 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS SEGMENT REPORTING Business & Wealth (Continued) Second Half 2025 - First Half 2025 Net profit increased 1% to $1,096 million. Pre-provision profit was flat at $1,690 million with a 4% increase in operating income offset by a 9% rise in operating expenses. The increase in operating income reflected lending growth of 8%, more than offsetting a reduction in the net interest margin. Higher operating expenses reflected the step up in UNITE investment and growth in salaries and wages, including investment in additional bankers. Net interest income up 4% • The net interest margin contracted 18 basis points reflecting: – Portfolio mix shift as lending growth outpaced deposit growth, reflected in a lower deposit to loan ratio; – Lower deposit spreads from the impact of a lower rate environment, that was largely offset by improved returns on hedged deposits; and – Lower lending spreads reflecting competitive market dynamics. • Loans increased 8% to $115.2 billion. Business lending grew 8% with growth across most sectors and products. Target sectors of health, professional services and agriculture performed well growing, between 9% and 12%; and • Deposits increased 3% to $152.3 billion. Transaction and savings balances grew, reflecting strong sales volumes more than offsetting lower term deposits balances. Non-interest income up 1% • Non-interest income increased 1%. Key drivers included: – Higher lending fees reflecting a larger loan book; and – Higher platforms revenue, reflecting an 8% increase in funds under administration from strong equity markets and increased flows into the GIS platform that was mostly offset by higher remediation fees. Expenses up 9% • Operating expenses were up 9% reflecting: – The step up in UNITE investment; – An investment in 42 additional business bankers and banker tools to drive growth; and – Inflationary pressures from seasonally higher salaries and wages and an increase in technology costs. Impairment charge of $119 million • The impairment charge of 21 basis points of average loans compared to 24 basis points in the prior period. The charge reflects new IAPs and a CAP charge, reflecting higher overlays and an increase in the downside scenario weight. • Credit quality metrics improved with stressed exposures to TCE decreasing 25 basis points to 5.01%, mostly within the wholesale & retail trade sector. The proportion of impaired loans to TCE decreased 6 basis points to 0.50%.

GROUP PERFORMANCE | SEGMENT REPORTING | OTHER INFORMATION 41

Institutional

The Institutional segment services predominantly corporate, institutional and government clients. Institutional banking supports clients' borrowing needs and provides payments, merchant services and liquidity management solutions to Institutional clients and Westpac's domestic and international payments infrastructure. Institutional includes Financial Markets which provides a range of risk management, investment and debt capital markets solutions to Institutional clients and access to financial markets products for consumer and business customers. Clients are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, Frankfurt and Singapore.

Excluding Notable Items, $m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	2,413	2,240	8	1,232	1,181	4
Non-interest income	1,395	1,265	10	741	654	13
Net operating income	**3,808**	**3,505**	**9**	**1,973**	**1,835**	**8**
Operating expenses	(1,647)	(1,465)	12	(836)	(811)	3
Pre-provision profit	**2,161**	**2,040**	**6**	**1,137**	**1,024**	**11**
Impairment (charges)/benefits	1	(120)	large	(38)	39	large
Profit before income tax (expense)/benefit	**2,162**	**1,920**	**13**	**1,099**	**1,063**	**3**
Income tax (expense)/benefit and NCI	(587)	(553)	6	(299)	(288)	4
Net profit/(loss)	**1,575**	**1,367**	**15**	**800**	**775**	**3**
Expense to income ratio	43.25%	41.80%	145 bps	42.37%	44.20%	(183 bps)
Net interest margin	1.78%	1.83%	(5 bps)	1.79%	1.76%	3 bps
Net interest margin ex markets[a]	2.00%	2.10%	(10 bps)	1.98%	2.03%	(5 bps)

a. Excludes markets net interest income of $243 million (Second Half 2025: $129 million, First Half 2025: $114 million, Full Year 2024: $252 million).

$bn	As at 30 Sept 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	As at 30 Sept 2025	As at 31 March 2025	% Mov't Sept 25 - Mar 25
Customer deposits						
Transactions and others	70.9	64.2	10	70.9	66.5	7
Savings	12.6	10.4	21	12.6	10.0	26
Term	47.9	45.2	6	47.9	45.8	5
Total customer deposits	**131.4**	**119.8**	**10**	**131.4**	**122.3**	**7**
Loans						
Loans	118.1	101.0	17	118.1	107.5	10
Provisions	(0.4)	(0.4)	-	(0.4)	(0.5)	(20)
Total loans	**117.7**	**100.6**	**17**	**117.7**	**107.0**	**10**
Deposit to loan ratio	111.62%	119.10%	large	111.62%	114.33%	(271 bps)
Total assets	156.6	137.2	14	156.6	140.7	11
TCE	248.5	216.2	15	248.5	231.0	8
Risk weighted assets	92.6	83.0	12	92.6	86.7	7
Average interest earning assets	135.8	122.2	11	137.4	134.2	2
Average interest earning assets ex markets	108.2	94.5	14	111.0	105.4	5
Average allocated capital	10.7	9.6	11	10.8	10.5	3
Credit quality						
Impairment charges/(benefits) to average loans	-	0.13%	(13 bps)	0.07%	(0.07%)	large
Impaired exposures to TCE	0.09%	0.05%	4 bps	0.09%	0.12%	(3 bps)
Total stressed exposures to TCE	0.70%	0.76%	(6 bps)	0.70%	0.78%	(8 bps)

42 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

SEGMENT REPORTING

Institutional (Continued)

Net operating income contribution[1]

Excluding Notable Items, $m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Lending and deposit revenue	2,723	2,561	6	1,391	1,332	4
Sales and risk management income	879	846	4	458	421	9
Derivative valuation adjustment (DVA)	-	(8)	(100)	19	(19)	large
Other[a]	206	106	94	105	101	4
Net operating income contribution	**3,808**	**3,505**	**9**	**1,973**	**1,835**	**8**

a. Includes capital benefit and the Bank Levy.

Full Year 2025 - Full Year 2024

Net profit increased 15% to $1,575 million.

Pre-provision profit increased 6% to $2,161 million with the inclusion of the merchants business following compositional changes to segments in Full Year 2025. Full Year 2024 comparatives have not been restated.

Excluding this impact, pre-provision profit increased 2%, with a 5% rise in operating income more than offsetting an 11% increase in operating expenses. The growth in operating income reflects lending growth and higher earnings on capital. The 11% increase in operating expenses was driven by increased investment spend, including the step up of UNITE and higher software amortisation, in addition to an increase in bankers to support growth.

Net interest income up 8%	• Solid balance sheet growth more than offset a decline in the net interest margin. The net interest margin contracted 5 basis points, including a benefit from Markets and composition changes. Excluding this, the net interest margin declined 13 basis points reflecting an increase in funding costs, in part due to lending growth outpacing deposit growth, and lending spreads contracted reflecting market dynamics. These were partly offset by higher returns on hedged capital; • Loans increased 17% to $117.7 billion from strengthening relationships with existing clients, predominantly in the infrastructure, property and energy sectors. Offshore lending where there is a clear nexus to Australia or New Zealand also contributed to growth; and • Deposits increased 10% to $131.4 billion driven by transactional, term products and savings accounts. The growth reflects a targeted strategy to maintain strength in the public sector and grow in financial institutions.
Non-interest income up 10%	• Non-interest income increased 10% to $1,395 million. Excluding the impact of composition changes, non-interest income increased 2%. This was driven by: – Higher fee income from a larger loan book; and – A modest increase in Markets reflecting higher sales and risk management income including rates and foreign exchange.
Expenses up 12%	• Expenses were up 12% to $1,647 million. Excluding the impact of composition changes, expenses increased 11%. Movements reflected: – Higher investment costs including software amortisation from prior investments and the ramp up of UNITE; and – Inflationary pressures on salaries and wages as well as an increase in front-line staff to support relationships and lending growth.
Impairment benefit of $1 million	• Impairment benefit of $1 million, compared to a $120 million charge in the prior year. The benefit was driven by revisions to economic forecasts partly offset by new IAPs within the service sector. • Stressed exposures to TCE improved 6 basis points to 0.70% driven by portfolio growth and lower stress in the wholesale & retail trade and transport & storage sectors. The proportion of impaired exposures to TCE deteriorated modestly to 0.09%.

1. DVA includes Funding Value Adjustment (FVA) and Credit Value Adjustment (CVA). Sales and risk management income includes both customer and non-customer income.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 43 Institutional (Continued) Second Half 2025 - First Half 2025 Net profit was up 3% to $800 million. Pre-provision profit increased 11% to $1,137 million, reflecting an 8% increase in operating income which was partly offset by a 3% increase in operating expenses. The growth in operating income reflects lending growth and a stronger Markets performance, while the rise in operating expenses was driven by higher investment spend and software amortisation. Net interest income up 4% • The net interest margin increased 3 basis points, including higher income in Markets and the benefit from lower trading securities. Excluding this, the net interest margin decreased 5 basis points as competitive market dynamics contracted loan spreads and funding costs increased; • Loans increased 10% to $117.7 billion from deepening relationships with existing clients, predominantly in the property, energy, and infrastructure sectors; and • Deposits increased 7% to $131.4 billion driven by growth in transactional, savings and term accounts. The growth reflects a targeted strategy to maintain strength in the public sector and grow in financial institutions. Non-interest income up 13% • Non-interest income increased 13% to $741 million. Key drivers included: – An increase in DVA, reflecting widening funding spreads; – Higher sales and risk management income including rates and foreign exchange; and – Higher lending fees reflecting a larger loan book. Expenses up 3% • Expenses increased 3% to $836 million reflecting higher investment costs. Impairment charge of $38 million • The impairment charge to average loans was 7 basis points, compared to a benefit of 7 basis points in the prior period. The charge reflects an increase in CAP, mostly from an increase in the downside scenario weight. • Stressed exposures to TCE improved 8 basis points to 0.70%, reflecting lending growth and lower stress in the property sector. The proportion of impaired exposures to TCE improved by 3 basis points to 0.09%.

44 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

SEGMENT REPORTING

New Zealand

New Zealand provides banking and wealth products and services for consumer, business and institutional customers in New Zealand.

All figures are in NZ$ unless noted otherwise.

Excluding Notable Items, NZ$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	2,819	2,590	9	1,454	1,365	7
Non-interest income	270	279	(3)	137	133	3
Net operating income	**3,089**	**2,869**	**8**	**1,591**	**1,498**	**6**
Operating expenses	(1,471)	(1,369)	7	(737)	(734)	-
Pre-provision profit	**1,618**	**1,500**	**8**	**854**	**764**	**12**
Impairment (charges)/benefits	44	(27)	large	77	(33)	large
Profit before income tax (expense)/benefit	**1,662**	**1,473**	**13**	**931**	**731**	**27**
Income tax (expense)/benefit and NCI	(465)	(412)	13	(260)	(205)	27
Net profit/(loss)	**1,197**	**1,061**	**13**	**671**	**526**	**28**
Expense to income ratio	47.62%	47.72%	(10 bps)	46.32%	49.00%	(268 bps)
Net interest margin	2.32%	2.17%	15 bps	2.39%	2.26%	13 bps

NZ$bn	As at 30 Sept 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	As at 30 Sept 2025	As at 31 March 2025	% Mov't Sept 25 - Mar 25
Customer deposits						
Transactions and others	21.2	20.8	2	21.2	21.4	(1)
Savings	21.0	19.4	8	21.0	20.7	2
Term	38.8	39.5	(2)	38.8	38.8	-
Total customer deposits	**81.0**	**79.7**	**2**	**81.0**	**80.9**	**-**
Loans						
Mortgages	71.3	68.0	5	71.3	69.5	3
Business	34.2	33.4	2	34.2	33.0	4
Other	1.2	1.2	3	1.2	1.2	1
Provisions	(0.4)	(0.5)	(20)	(0.4)	(0.5)	(20)
Total loans	**106.3**	**102.1**	**4**	**106.3**	**103.2**	**3**
Deposit to loan ratio	76.20%	78.06%	(186 bps)	76.20%	78.39%	(219 bps)
Total assets	128.8	123.5	4	128.8	125.3	3
TCE	153.0	147.3	4	153.0	153.0	-
Risk weighted assets	60.6	62.0	(2)	60.6	61.1	(1)
Liquid assets	16.8	17.8	(6)	16.8	17.9	(6)
Average interest earning assets	121.4	119.2	2	121.5	121.3	-
Average allocated capital	8.6	8.2	5	8.7	8.4	4
Total funds	14.4	13.2	9	14.4	13.3	8
Credit quality						
Impairment charges/(benefits) to average loans	(0.04%)	0.03%	large	(0.15%)	0.06%	large
Mortgage 90+ day delinquencies	0.46%	0.49%	(3 bps)	0.46%	0.54%	(8 bps)
Other consumer loans 90+ day delinquencies	0.70%	0.87%	(17 bps)	0.70%	0.95%	(25 bps)
Impaired exposures to TCE	0.19%	0.16%	3 bps	0.19%	0.17%	2 bps
Total stressed exposures to TCE	1.47%	1.73%	(26 bps)	1.47%	1.63%	(16 bps)

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 45 New Zealand (Continued) Full Year 2025 - Full Year 2024 Net profit increased 13% to $1,197 million, including a credit impairment benefit. Pre-provision profit increased 8% to $1,618 million, reflecting an 8% increase in operating income which more than offset a 7% increase in operating expenses. Operating income reflected growth in lending and a higher net interest margin, while operating expenses were driven by higher staff expenses, third party vendor costs, software amortisation and higher investment spend. Net interest income up 9% • The net interest margin increased 15 basis points, reflecting improved housing lending spreads and higher returns on transaction deposits and capital balances. This was partly offset by competition for term deposits and lower business lending spreads from competitive pressures. • Loans increased 4%, primarily driven from housing growth. Business conditions continue to reflect a challenging economic environment. Key drivers included: – Mortgage growth of 5%, represents 0.9x RBNZ housing system growth. Expectations for the RBNZ to continue to cut interest rates drove a shift in customers preference to shorter fixed rate tenors and variable rate loans; and – Business lending growth of 2% reflecting higher corporate and medium sized business lending. This was partly offset by a decline in agriculture and institutional lending. • Deposits increased 2% to $81.0 billion, reflecting an increase in savings and transaction balances as customers preferred to retain funds in at call accounts in a falling interest rate environment. The contraction in term deposits reflected a reduction in Institutional term deposits as growth in higher quality household deposits was achieved. Non-interest income down 3% • Non-interest income declined 3% to $270 million reflecting lower cards income. Expenses up 7% • Operating expenses increased 7%, reflecting: – Higher staff expenses and third-party vendor costs; – Increase in technology investment to enhance core infrastructure and digital capability; and – Higher software amortisation. Impairment benefit of $44 million • The impairment benefit to average loans was 4 basis points, compared to a charge of 3 basis points in the prior year. The benefit was driven by write-backs and a CAP benefit, largely in the mortgages portfolio. • Stressed exposures to TCE decreased 26 basis points to 1.47% mostly due to lower watchlist exposures in the agriculture sector. Impaired exposures to TCE increased by 3 basis points to 0.19%.

46 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS SEGMENT REPORTING New Zealand (Continued) Second Half 2025 - First Half 2025 Net profit increased 28% to $671 million, including a credit impairment benefit. Pre-provision profit increased 12% to $854 million, comprising a 6% increase in operating income and flat operating expenses. Operating income benefited from a higher net interest margin and loan growth while operating expenses reflected higher investment spend and software amortisation, offset by savings from productivity initiatives. Net interest income up 7% • The net interest margin increased 13 basis points, reflecting improved housing lending spreads and benefits from a mix shift to higher margin savings and transaction deposits. Higher returns on capital balances also provided a benefit. This was partly offset by competition for term deposits and lower business lending spreads from competitive pressures in a challenging economic environment. • Loans increased 3% to $106.3 billion. Key drivers included: – Mortgage growth of 3%, represents 0.9x RBNZ housing system growth. Customers continue to prefer shorter fixed rate tenors as expectations for the RBNZ to cut interest rates persist. – Business lending growth of 4% was in corporate and medium sized business lending while agriculture lending was broadly flat. • Deposits were flat at $81.0 billion. Household deposit growth, representing 1.3x RBNZ deposit system, was offset by a decline in business deposits. The decline in business deposits reflected strategic initiatives to prioritise household deposits and reduce reliance on Institutional term deposits. Non-interest income up 3% • Non-interest income increased 3% to $137 million primarily from higher cards income. Expenses flat • Operating expenses were flat at $737 million reflecting: – Productivity savings including technology simplification; – An increase in technology investment to enhance core infrastructure and digital capability; and – Higher software amortisation. Impairment benefit of $77 million • The impairment benefit to average loans was 15 basis points, compared to a charge of 6 basis points in the prior period. The benefit was driven by a CAP benefit from lower mortgage and other consumer 90+ day delinquencies. • Stressed exposures to TCE decreased 16 basis points to 1.47% due to lower stress in the agriculture sector. Impaired exposures to TCE remained low at 0.19%.

GROUP PERFORMANCE | SEGMENT REPORTING | OTHER INFORMATION | 47

New Zealand (Continued)

New Zealand segment performance (A$ Equivalent)

Results have been translated into Australian dollars (A$) at the average exchange rates for each reporting period. Full Year 2025: $1.0981 (Second Half 2025: $1.0921; First Half 2025: $1.1042; Full Year 2024: $1.0846). Unless otherwise stated, assets and liabilities have been translated at spot rates as at the end of the period, 30 September 2025: $1.1377 (31 March 2025: $1.1001; 30 September 2024: $1.0885).

Excluding Notable Items, $m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	2,568	2,388	8	1,332	1,236	8
Non-interest income	246	257	(4)	125	121	3
Net operating income	**2,814**	**2,645**	**6**	**1,457**	**1,357**	**7**
Operating expenses	(1,342)	(1,262)	6	(677)	(665)	2
Pre-provision profit	**1,472**	**1,383**	**6**	**780**	**692**	**13**
Impairment (charges)/benefits	41	(25)	large	71	(30)	large
Profit before income tax (expense)/benefit	**1,513**	**1,358**	**11**	**851**	**662**	**29**
Income tax (expense)/benefit and NCI	(423)	(379)	12	(238)	(185)	29
Net profit/(loss)	**1,090**	**979**	**11**	**613**	**477**	**29**
Expense to income ratio[a]	47.62%	47.72%	(10 bps)	46.32%	49.00%	(268 bps)
Net interest margin[a]	2.32%	2.17%	15 bps	2.39%	2.26%	13 bps

a. Ratios calculated using NZ$.

$bn	As at 30 Sept 2025	As at 30 Sept 2024	% Mov't Sept 25 - Sept 24	As at 30 Sept 2025	As at 31 March 2025	% Mov't Sept 25 - Mar 25
Customer deposits	71.2	73.2	(3)	71.2	73.6	(3)
Loans	93.4	93.8	-	93.4	93.8	-
Deposit to loan ratio[a]	76.20%	78.06%	(186 bps)	76.20%	78.39%	(219 bps)
Total assets	113.2	113.5	-	113.2	113.9	(1)
TCE	134.5	135.3	(1)	134.5	139.0	(3)
Risk weighted assets	53.3	56.9	(6)	53.3	55.6	(4)
Liquid assets	14.8	16.3	(9)	14.8	16.2	(9)
Average interest earning assets[b]	110.5	110.0	-	111.2	109.7	1
Average allocated capital[b]	7.8	7.5	4	8.0	7.7	4
Total funds	12.7	12.1	5	12.7	12.0	6

a. Ratios calculated using NZ$.

b. Averages are converted at applicable average rates.

48 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

SEGMENT REPORTING

Group Businesses

The segment comprises:

- Treasury, which is responsible for the management of Westpac's balance sheet including wholesale funding, capital, and liquidity. Treasury also manages interest rate risk and foreign exchange risk associated with wholesale funding;
- Enterprise services, which include earnings on capital not allocated to segments, certain intra-group transactions and gains/losses from asset sales, earnings and costs associated with Westpac's fintech investments; and
- Other costs not directly attributable to segments include Corporate Affairs, Finance and HR services, a portion of enterprise technology costs related to UNITE in prior periods, certain customer remediation expenses and enterprise provisions.

Excluding Notable Items, $m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net interest income	1,283	1,318	(3)	600	683	(12)
Non-interest income	25	(1)	large	22	3	large
Net operating income	**1,308**	**1,317**	**(1)**	**622**	**686**	**(9)**
Operating expenses	(1,268)	(804)	58	(740)	(528)	40
Pre-provision profit	**40**	**513**	**(92)**	**(118)**	**158**	**large**
Impairment (charges)/benefits	(4)	(2)	100	(15)	11	large
Profit before income tax (expense)/benefit	**36**	**511**	**(93)**	**(133)**	**169**	**large**
Income tax (expense)/benefit and NCI	(197)	(284)	(31)	(46)	(151)	(70)
Net profit/(loss)	**(161)**	**227**	**large**	**(179)**	**18**	**large**

Full Year 2025 - Full Year 2024

Net loss of $161 million compared to a net profit of $227 million in the prior year.

Pre-provision profit of $40 million compared to a profit of $513 million in the prior year, including a modest impact from segment compositional changes in Full Year 2025. Full Year 2024 comparatives have not been restated.

Excluding composition changes, pre-provision profit also decreased 92% reflecting higher operating expenses.

Net operating income down 1%	• Income was down $9 million reflecting composition changes. Excluding this impact, operating income decreased $158 million reflecting a decline in income on surplus capital as interest rates reduced.
Expenses up 58%	• Operating expenses increased 58% or $464 million. Excluding compositional changes, operating expenses increased 34% or $323 million reflecting: – A $273 million restructuring charge to support targeted productivity initiatives through the Fit for Growth program; and – Increases in certain employee provisions and remediation costs.

Second Half 2025 - First Half 2025

Net loss of $179 million compared to a net profit of $18 million in the prior half.

Pre-provision profit loss of $118 million was lower than the profit of $158 million in the prior half.

Net operating income down 9%	• Income was down $64 million. Movements included: – Lower income from the sale of the auto finance portfolio in the prior half; and – Lower income on surplus capital as interest rates reduced.
Expenses up 40%	• Operating expenses increased 40% or $212 million reflecting the $273 million restructuring charge as part of the targeted productivity initiatives through the Fit for Growth program. Excluding this impact, expenses decreased $61 million reflecting lower remediation costs.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 49 OTHER INFORMATION This document should be read in conjunction with the 2025 Annual Report and any announcements to the market made by the Group during the period in accordance with the continuous disclosure requirements of the Corporations Act 2001 (Cth) and the Australian Securities Exchange (ASX) Listing Rules. The Group's consolidated financial statements, prepared in accordance with the Corporations Act 2001 (Cth) and accounting standards and interpretations issued by the Australian Accounting Standards Board (AASB) can be found in the 2025 Annual Report. KPMG has audited the financial report contained within the 2025 Annual Report and has issued an unmodified audit report. This document has not been subject to audit by KPMG. Information in this section is presented on a statutory basis unless otherwise stated. Net interest income and average balance sheet and interest rates Non-interest income Operating expenses Earnings per share Additional information for Non-AAS financial measures Disclosure regarding forward-looking statements Glossary of Abbreviations and Defined Terms Contact Us

50 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

OTHER INFORMATION

Net interest income and average balance sheet and interest rates

Net interest income

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Interest income						
Calculated using the effective interest method						
Cash and balances with central banks	2,533	4,123	(39)	1,100	1,433	(23)
Collateral paid	468	647	(28)	202	266	(24)
Investment securities	4,587	3,494	31	2,341	2,246	4
Loans	45,451	44,460	2	22,298	23,153	(4)
Other financial assets	15	15	-	6	9	(33)
Total interest income calculated using the effective interest method	**53,054**	**52,739**	**1**	**25,947**	**27,107**	**(4)**
Other						
Net ineffectiveness on qualifying hedges	(19)	8	large	50	(69)	large
Trading securities and financial assets measured at FVIS	2,007	1,600	25	961	1,046	(8)
Total other	**1,988**	**1,608**	**24**	**1,011**	**977**	**3**
Total interest income	**55,042**	**54,347**	**1**	**26,958**	**28,084**	**(4)**
Interest expense						
Calculated using the effective interest method						
Collateral received	(268)	(317)	(15)	(116)	(152)	(24)
Deposits and other borrowings	(21,121)	(21,268)	(1)	(10,105)	(11,016)	(8)
Debt issues	(6,439)	(6,094)	6	(3,072)	(3,367)	(9)
Loan capital	(2,041)	(1,848)	10	(1,015)	(1,026)	(1)
Other financial liabilities	(334)	(394)	(15)	(144)	(190)	(24)
Total interest expense calculated using the effective interest method	**(30,203)**	**(29,921)**	**1**	**(14,452)**	**(15,751)**	**(8)**
Other						
Deposits and other borrowings	(2,125)	(2,389)	(11)	(1,037)	(1,088)	(5)
Trading liabilities[a]	(2,610)	(2,643)	(1)	(1,074)	(1,536)	(30)
Debt issues	(227)	(194)	17	(103)	(124)	(17)
Bank levy	(393)	(357)	10	(202)	(191)	6
Other interest expense	(104)	(90)	16	(61)	(43)	42
Total other	**(5,459)**	**(5,673)**	**(4)**	**(2,477)**	**(2,982)**	**(17)**
Total interest expense	**(35,662)**	**(35,594)**	**-**	**(16,929)**	**(18,733)**	**(10)**
Net interest income	**19,380**	**18,753**	**3**	**10,029**	**9,351**	**7**

a. Includes net impact of Treasury balance sheet management activities.

GROUP PERFORMANCE | SEGMENT REPORTING | OTHER INFORMATION | 51

Net interest income and average balance sheet and interest rates (Continued)

Average balance sheet and interest rates

	Full Year Sept 2025			Full Year Sept 2024			Half Year Sept 2025			Half Year March 2025		
	Average balance $m	Interest income $m	Average rate %	Average balance $m	Interest income $m	Average rate %	Average balance $m	Interest income $m	Average rate %	Average balance $m	Interest income $m	Average rate %
Assets												
Interest earning assets												
Loans												
Australia	660,395	39,151	5.9	633,772	37,865	6.0	667,008	19,253	5.8	653,746	19,898	6.1
New Zealand	93,509	5,680	6.1	92,222	6,155	6.7	94,907	2,716	5.7	92,103	2,964	6.5
Other overseas	10,456	620	5.9	6,666	440	6.6	11,227	329	5.8	9,681	291	6.0
Housing[a]												
Australia	445,860	25,527	5.7	439,121	24,982	5.7	447,281	12,504	5.6	444,432	13,023	5.9
New Zealand	61,975	3,564	5.8	60,810	3,561	5.9	63,006	1,714	5.4	60,938	1,850	6.1
Other overseas	374	16	4.3	407	17	4.2	370	8	4.3	378	8	4.2
Personal												
Australia	9,450	969	10.3	10,684	1,039	9.7	9,068	472	10.4	9,834	497	10.1
New Zealand	1,061	101	9.5	1,063	97	9.1	1,063	52	9.8	1,059	49	9.3
Other overseas	7	1	14.3	7	1	14.3	7	1	28.5	7	-	-
Business												
Australia	205,085	12,655	6.2	183,967	11,844	6.4	210,659	6,277	5.9	199,480	6,378	6.4
New Zealand	30,473	2,015	6.6	30,349	2,497	8.2	30,838	950	6.1	30,106	1,065	7.1
Other overseas	10,075	603	6.0	6,252	422	6.7	10,850	320	5.9	9,296	283	6.1
Trading securities and financial assets measured at FVIS												
Australia	38,878	1,615	4.2	28,605	1,223	4.3	39,937	785	3.9	37,813	830	4.4
New Zealand	5,279	217	4.1	4,718	251	5.3	5,380	104	3.9	5,177	113	4.4
Other overseas	4,229	175	4.1	3,027	126	4.2	3,582	72	4.0	4,880	103	4.2
Investment securities												
Australia	102,571	4,183	4.1	85,208	3,227	3.8	103,344	2,098	4.0	101,793	2,085	4.1
New Zealand	7,174	265	3.7	6,570	201	3.1	7,201	138	3.8	7,147	127	3.6
Other overseas	3,524	139	3.9	2,147	66	3.1	5,242	105	4.0	1,797	34	3.8
Other interest earning assets[b]												
Australia	54,359	2,091	3.8	79,226	3,340	4.2	49,318	947	3.8	59,427	1,144	3.9
New Zealand	7,176	271	3.8	8,636	465	5.4	6,525	104	3.2	7,831	167	4.3
Other overseas	15,306	635	4.1	19,258	988	5.1	15,306	307	4.0	15,306	328	4.3
Total interest earning assets and interest income	**1,002,856**	**55,042**	**5.5**	**970,055**	**54,347**	**5.6**	**1,008,977**	**26,958**	**5.3**	**996,701**	**28,084**	**5.7**
Non-interest earning assets												
Derivative financial instruments	24,885			16,786			22,087			27,698		
All other assets[a,c]	83,338			70,468			86,754			79,904		
Total non-interest earning assets	**108,223**			**87,254**			**108,841**			**107,602**		
Total assets	**1,111,079**			**1,057,309**			**1,117,818**			**1,104,303**		

a. Certain portions of loans are non-interest earning and are presented in All other assets. The non-interest earning portion represents the impact of mortgage offset deposits which are taken into consideration when calculating interest charged on loans.

b. Interest income includes net ineffectiveness on qualifying hedges.

c. Includes property and equipment, intangible assets, deferred tax assets, non-interest earning loans relating to mortgage offset accounts and all other non-interest earning assets. Mortgage offset balances were $65,482 million in Full Year 2025 (Second Half 2025: $67,443 million, First Half 2025: $63,511 million, Full Year 2024: $57,028 million).

52 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

OTHER INFORMATION

Net interest income and average balance sheet and interest rates (Continued)

	Full Year Sept 2025			Full Year Sept 2024			Half Year Sept 2025			Half Year March 2025		
	Average balance $m	Interest expense $m	Average rate %	Average balance $m	Interest expense $m	Average rate %	Average balance $m	Interest expense $m	Average rate %	Average balance $m	Interest expense $m	Average rate %
Liabilities												
Interest bearing liabilities												
Deposits and other borrowings												
Australia	513,451	19,865	3.9	489,693	19,413	4.0	520,867	9,606	3.7	505,994	10,259	4.1
New Zealand	65,233	2,454	3.8	65,070	3,220	4.9	65,619	1,077	3.3	64,845	1,377	4.3
Other overseas	20,705	927	4.5	19,356	1,024	5.3	21,096	459	4.3	20,312	468	4.6
Certificates of deposit												
Australia	31,926	1,390	4.4	33,598	1,509	4.5	32,931	682	4.1	30,915	708	4.6
New Zealand	1,914	78	4.1	2,424	141	5.8	2,033	36	3.5	1,794	42	4.7
Other overseas	13,487	654	4.8	12,867	736	5.7	13,558	318	4.7	13,416	336	5.0
Transactions												
Australia	119,953	4,051	3.4	122,235	4,112	3.4	121,464	1,957	3.2	118,434	2,094	3.5
New Zealand	9,136	242	2.6	8,836	404	4.6	9,172	102	2.2	9,100	140	3.1
Other overseas	853	13	1.5	823	13	1.6	813	6	1.5	893	7	1.6
Savings												
Australia	209,812	7,513	3.6	189,405	7,007	3.7	215,420	3,642	3.4	204,173	3,871	3.8
New Zealand	18,540	396	2.1	18,465	635	3.4	19,070	162	1.7	18,007	234	2.6
Other overseas	1,126	26	2.3	996	25	2.5	1,163	14	2.4	1,089	12	2.2
Term												
Australia	151,760	6,911	4.6	144,455	6,785	4.7	151,052	3,325	4.4	152,472	3,586	4.7
New Zealand	35,643	1,738	4.9	35,345	2,040	5.8	35,344	777	4.4	35,944	961	5.4
Other overseas	5,239	234	4.5	4,670	250	5.4	5,562	121	4.3	4,914	113	4.6
Repurchase agreements												
Australia	14,032	683	4.9	22,040	692	3.1	12,087	277	4.6	15,987	406	5.1
New Zealand	2,529	98	3.9	4,318	234	5.4	2,173	37	3.4	2,887	61	4.2
Other overseas	1,099	49	4.5	193	11	5.7	975	22	4.5	1,224	27	4.4
Loan capital												
Australia	40,130	1,869	4.7	37,229	1,676	4.5	40,512	929	4.6	39,746	940	4.7
New Zealand	3,021	172	5.7	2,983	172	5.8	3,016	86	5.7	3,026	86	5.7
Other overseas	-	-	-	-	-	-	-	-	-	-	-	-
Other interest bearing liabilities[a]												
Australia	171,977	8,481	4.9	164,722	8,370	5.1	169,481	3,936	4.6	174,487	4,545	5.2
New Zealand	22,636	1,078	4.8	20,134	768	3.8	23,218	514	4.4	22,050	564	5.1
Other overseas	594	(14)	(2.4)	953	14	1.5	709	(14)	(3.9)	479	-	-
Total interest bearing liabilities and interest expense	**855,407**	**35,662**	**4.2**	**826,691**	**35,594**	**4.3**	**859,753**	**16,929**	**3.9**	**851,037**	**18,733**	**4.4**
Non-interest bearing liabilities												
Deposits and other borrowings												
Australia	134,244			119,408			136,591			131,884		
New Zealand	10,755			10,891			10,964			10,545		
Other overseas	1,202			1,333			1,198			1,206		
Derivative financial instruments	26,751			21,413			24,701			28,812		
All other liabilities	10,835			6,024			11,774			9,891		
Total non-interest bearing liabilities	**183,787**			**159,069**			**185,228**			**182,338**		
Total liabilities	**1,039,194**			**985,760**			**1,044,981**			**1,033,375**		
Shareholders' equity	71,544			71,493			72,499			70,584		
NCI	341			56			338			344		
Total equity	**71,885**			**71,549**			**72,837**			**70,928**		
Total liabilities and equity	**1,111,079**			**1,057,309**			**1,117,818**			**1,104,303**		

a. Interest expense includes the net impact of Treasury balance sheet management activities and the bank levy.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 53

Non-interest income

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Net fees						
Facility fees	795	763	4	401	394	2
Transaction fees	1,126	1,118	1	590	536	10
Other non-risk fee income	195	135	44	94	101	(7)
Fee income	**2,116**	**2,016**	**5**	**1,085**	**1,031**	**5**
Credit card loyalty programs	(130)	(134)	(3)	(61)	(69)	(12)
Transaction fee related expenses	(254)	(210)	21	(137)	(117)	17
Fee expenses	**(384)**	**(344)**	**12**	**(198)**	**(186)**	**6**
Net fees	**1,732**	**1,672**	**4**	**887**	**845**	**5**
Net wealth management	**476**	**441**	**8**	**242**	**234**	**3**
Trading	**717**	**704**	**2**	**419**	**298**	**41**
Other						
Dividends received from other entities	2	3	(33)	1	1	-
Net gain/(loss) on disposal of assets	1	6	(83)	2	(1)	large
Net gain/(loss) on hedging of overseas operations	-	(1)	(100)	1	(1)	large
Net gain/(loss) on derivatives held for risk management purposes[a]	12	7	71	10	2	large
Net gain/(loss) on financial instruments measured at fair value	38	(24)	large	(6)	44	large
Other	26	27	(4)	6	20	(70)
Total other	**79**	**18**	**large**	**14**	**65**	**(78)**
Total non-interest income	**3,004**	**2,835**	**6**	**1,562**	**1,442**	**8**

a. Income from derivatives held for risk management purposes reflects the impact of economic hedges of earnings.

54 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

OTHER INFORMATION

Operating expenses

$m	Full Year Sept 2025	Full Year Sept 2024	% Mov't Sept 25 - Sept 24	Half Year Sept 2025	Half Year March 2025	% Mov't Sept 25 - Mar 25
Staff						
Employee remuneration, entitlements and on-costs	5,626	5,160	9	2,910	2,716	7
Superannuation	597	551	8	293	304	(4)
Share-based payments	95	97	(2)	41	54	(24)
Restructuring costs	267	91	193	226	41	large
Total staff	**6,585**	**5,899**	**12**	**3,470**	**3,115**	**11**
Occupancy						
Operating lease rentals	127	116	9	66	61	8
Depreciation and impairment of property and equipment	420	455	(8)	210	210	-
Other	105	129	(19)	58	47	23
Total occupancy	**652**	**700**	**(7)**	**334**	**318**	**5**
Technology						
Amortisation and impairment of software assets	1,018	908	12	533	485	10
Depreciation and impairment of IT equipment	121	125	(3)	65	56	16
Technology services	1,052	871	21	568	484	17
Software maintenance and licences	869	770	13	454	415	9
Telecommunications	76	90	(16)	36	40	(10)
Total technology	**3,136**	**2,764**	**13**	**1,656**	**1,480**	**12**
Other						
Professional and processing services	692	798	(13)	354	338	5
Postage and stationery	145	130	12	75	70	7
Advertising	220	176	25	129	91	42
Non-lending losses	147	111	32	24	123	(80)
Amortisation and impairment of other intangible assets and deferred expenditure	2	34	(94)	1	1	-
Other expenses	337	332	2	175	162	8
Total other	**1,543**	**1,581**	**(2)**	**758**	**785**	**(3)**
Total operating expenses	**11,916**	**10,944**	**9**	**6,218**	**5,698**	**9**

GROUP PERFORMANCE | SEGMENT REPORTING | OTHER INFORMATION | 55

Earnings per share

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to owners of WBC by the weighted average number of ordinary shares on issue during the period. These numbers are adjusted for treasury shares and dividends related to treasury shares. Diluted EPS is calculated by adjusting the basic EPS by assuming all dilutive potential ordinary shares are converted.

	Full Year Sept 2025		Full Year Sept 2024		Half Year Sept 2025		Half Year March 2025	
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC ($m)	**6,916**	**6,916**	**6,990**	**6,990**	**3,599**	**3,599**	**3,317**	**3,317**
Adjustment for restricted share dividends[a]	(6)	-	(7)	-	(4)	(4)	(3)	-
Adjustment for potential dilution:								
Distributions to convertible loan capital holders[b]	-	442	-	476	-	212	-	229
Adjusted net profit attributable to owners of WBC	**6,910**	**7,358**	**6,983**	**7,466**	**3,595**	**3,807**	**3,314**	**3,546**
Weighted average number of ordinary shares (# m)								
Weighted average number of ordinary shares on issue	3,427	3,427	3,481	3,481	3,422	3,422	3,433	3,433
Treasury shares (including RSP and EIP restricted shares)[a]	(5)	(5)	(5)	(5)	(6)	(5)	(5)	(5)
Adjustment for potential dilution:								
Share-based payments	-	7	-	6	-	3	-	5
Convertible loan capital[b]	-	261	-	413	-	274	-	262
Adjusted weighted average number of ordinary shares	**3,422**	**3,690**	**3,476**	**3,895**	**3,416**	**3,694**	**3,428**	**3,695**
Earnings per ordinary share (cents)	**201.9**	**199.4**	**200.9**	**191.7**	**105.2**	**103.1**	**96.7**	**96.0**

a. Some shares under the RSP and EIP restricted shares have not vested and are not outstanding ordinary shares but do receive dividends. These RSP and EIP dividends are deducted to show the profit attributable to ordinary shareholders.

b. The Group has issued convertible loan capital which may convert into ordinary shares in the future. These convertible loan capital instruments are potentially dilutive instruments, and diluted EPS is therefore calculated as if the instruments had been converted at the beginning of the respective period or, if later, the instruments' issue date.

56 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

OTHER INFORMATION

Additional information for Non-AAS financial measures

Calculation of Non-AAS financial measures

Details of the calculation of non-AAS financial measures not disclosed elsewhere are provided below

Reconciliation of statutory income statement performance measures to performance measures excluding Notable Items

$m	Statutory net profit	Hedging items	Large items	Net profit ex Notable Items
Full Year Sept 2025				
Net interest income	19,380	93	-	19,473
Net fee income	1,732	-	-	1,732
Net wealth management income	476	-	-	476
Trading income	717	(13)	-	704
Other income	79	-	-	79
Net operating income	**22,384**	**80**	**-**	**22,464**
Operating expenses	(11,916)	-	-	(11,916)
Pre-provision profit	**10,468**	**80**	**-**	**10,548**
Impairment (charges)/benefits	(424)	-	-	(424)
Profit before income tax expense	**10,044**	**80**	**-**	**10,124**
Income tax (expense)/benefit and NCI	(3,128)	(24)	-	(3,152)
Net profit/(loss)	**6,916**	**56**	**-**	**6,972**
Full Year Sept 2024				
Net interest income	18,753	163	-	18,916
Net fee income	1,672	-	-	1,672
Net wealth management income	441	-	-	441
Trading income	704	12	-	716
Other income	18	-	-	18
Net operating income	**21,588**	**175**	**-**	**21,763**
Operating expenses	(10,944)	-	-	(10,944)
Pre-provision profit	**10,644**	**175**	**-**	**10,819**
Impairment (charges)/benefits	(537)	-	-	(537)
Profit before income tax expense	**10,107**	**175**	**-**	**10,282**
Income tax (expense)/benefit and NCI	(3,117)	(52)	-	(3,169)
Net profit/(loss)	**6,990**	**123**	**-**	**7,113**
Half Year Sept 2025				
Net interest income	10,029	(125)	-	9,904
Net fee income	887	-	-	887
Net wealth management income	242	-	-	242
Trading income	419	5	-	424
Other income	14	-	-	14
Net operating income	**11,591**	**(120)**	**-**	**11,471**
Operating expenses	(6,218)	-	-	(6,218)
Pre-provision profit	**5,373**	**(120)**	**-**	**5,253**
Impairment (charges)/benefits	(174)	-	-	(174)
Profit before income tax expense	**5,199**	**(120)**	**-**	**5,079**
Income tax (expense)/benefit and NCI	(1,600)	36	-	(1,564)
Net profit/(loss)	**3,599**	**(84)**	**-**	**3,515**
Half Year March 2025				
Net interest income	9,351	218	-	9,569
Net fee income	845	-	-	845
Net wealth management income	234	-	-	234
Trading income	298	(18)	-	280
Other income	65	-	-	65
Net operating income	**10,793**	**200**	**-**	**10,993**
Operating expenses	(5,698)	-	-	(5,698)
Pre-provision profit	**5,095**	**200**	**-**	**5,295**
Impairment (charges)/benefits	(250)	-	-	(250)
Profit before income tax expense	**4,845**	**200**	**-**	**5,045**
Income tax (expense)/benefit and NCI	(1,528)	(60)	-	(1,588)
Net profit/(loss)	**3,317**	**140**	**-**	**3,457**

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 57 Additional information for Non-AAS financial measures (Continued) Impact of Notable Items To assist in explaining our financial performance, we report Notable Items, which represent certain items that are not considered to be reflective of Westpac's ongoing business performance. Notable Items fall into the following categories: • Hedging items which represent a timing difference but do not affect profits over time: – Unrealised fair value gains/(losses) on economic hedges that do not qualify for hedge accounting – Net ineffectiveness on qualifying hedges • Large items that are not reflective of the Group's ordinary operations. In individual reporting periods large items may include: – Provisions for remediation, litigation, fines and penalties – The impact of asset sales and revaluations – The write-down of assets (including goodwill and capitalised software) – Restructuring costs In determining dividends, the impact of Notable Items is typically excluded. $m Hedging items Large items Total Full Year Sept 2025 Net interest income (93) - (93) Non-interest income 13 - 13 Net operating income (80) - (80) Operating expenses - - - Pre-provision profit (80) - (80) Income tax (expense)/benefit and NCI 24 - 24 Net profit/(loss) (56) - (56) Full Year Sept 2024 Net interest income (163) - (163) Non-interest income (12) - (12) Net operating income (175) - (175) Operating expenses - - - Pre-provision profit (175) - (175) Income tax (expense)/benefit and NCI 52 - 52 Net profit/(loss) (123) - (123) Half Year Sept 2025 Net interest income 125 - 125 Non-interest income (5) - (5) Net operating income 120 - 120 Operating expenses - - - Pre-provision profit 120 - 120 Income tax (expense)/benefit and NCI (36) - (36) Net profit/(loss) 84 - 84 Half Year March 2025 Net interest income (218) - (218) Non-interest income 18 - 18 Net operating income (200) - (200) Operating expenses - - - Pre-provision profit (200) - (200) Income tax (expense)/benefit and NCI 60 - 60 Net profit/(loss) (140) - (140)

58 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

OTHER INFORMATION

Additional information for Non-AAS financial measures (Continued)

Expense to income ratio (excluding Notable Items)

$m	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
Operating expenses	11,916	10,944	6,218	5,698
Less: Notable Items (operating expenses)	-	-	-	-
Operating expenses excluding Notable Items	**11,916**	**10,944**	**6,218**	**5,698**
Net operating income	22,384	21,588	11,591	10,793
Add/(less): Notable Items (net interest income)	93	163	(125)	218
Add/(less): Notable Items (non-interest income)	(13)	12	5	(18)
Net operating income excluding Notable Items	**22,464**	**21,763**	**11,471**	**10,993**
Expense to income ratio (excluding Notable Items)	**53.04%**	**50.29%**	**54.21%**	**51.83%**

Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items

$m	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
Net profit attributable to owners of WBC	6,916	6,990	3,599	3,317
Adjustment for restricted share dividends	(6)	(7)	(4)	(3)
Net profit attributable to owners of WBC (adjusted for RSP dividends)	6,910	6,983	3,595	3,314
Add/(less): Notable Items (post tax)	56	123	(84)	140
Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	**6,966**	**7,106**	**3,511**	**3,454**

Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE)

$m	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
Net profit attributable to owners of WBC (adjusted for RSP dividends)	6,910	6,983	3,595	3,314
Average ordinary equity	71,544	71,493	72,499	70,584
Less: Intangible assets (average)	(10,586)	(10,758)	(10,526)	(10,646)
Add: Computer software (average)	2,518	2,680	2,456	2,581
Average tangible ordinary equity	**63,476**	**63,415**	**64,429**	**62,519**
Return on average tangible ordinary equity (ROTE)	**10.89%**	**11.01%**	**11.13%**	**10.63%**

ROE (excluding Notable Items) and ROTE (excluding Notable Items)

$m	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	6,966	7,106	3,511	3,454
Average ordinary equity	71,544	71,493	72,499	70,584
Average tangible ordinary equity	63,476	63,415	64,429	62,519
Return on average ordinary equity (excluding Notable Items)	**9.74%**	**9.94%**	**9.66%**	**9.81%**
Return on average tangible ordinary equity (excluding Notable Items)	**10.97%**	**11.21%**	**10.87%**	**11.08%**

GROUP PERFORMANCE | SEGMENT REPORTING | OTHER INFORMATION | 59

Additional information for Non-AAS financial measures (Continued)

Pre-provision profit

$m	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
Net interest income	19,380	18,753	10,029	9,351
Non-interest income	3,004	2,835	1,562	1,442
Operating expenses	(11,916)	(10,944)	(6,218)	(5,698)
Pre-provision profit	**10,468**	**10,644**	**5,373**	**5,095**

Adjusted dividend payout ratio

$m	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
Ordinary dividend paid/declared on issued shares (net of Treasury shares)	5,227	5,208	2,629	2,598
divided by: Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	6,966	7,106	3,511	3,454
Adjusted dividend payout ratio (excluding Notable Items)[a]	**75.04%**	**73.29%**	**74.89%**	**75.20%**

a. Dividend used in calculation not subjected to rounding.

Segment pre-provision profit (excluding Notable Items)

$m	Consumer	Business & Wealth	Institutional	New Zealand (A$)	Group Businesses	Group
Full Year Sept 2025						
Pre-provision profit/(loss)	3,492	3,383	2,161	1,468	(36)	10,468
Add/(less): Notable Items	-	-	-	4	76	80
Pre-provision profit/(loss) excluding Notable Items	**3,492**	**3,383**	**2,161**	**1,472**	**40**	**10,548**
Full Year Sept 2024						
Pre-provision profit/(loss)	3,373	3,510	2,040	1,375	346	10,644
Add/(less): Notable Items	-	-	-	8	167	175
Pre-provision profit/(loss) excluding Notable Items	**3,373**	**3,510**	**2,040**	**1,383**	**513**	**10,819**
Half Year Sept 2025						
Pre-provision profit/(loss)	1,764	1,690	1,137	777	5	5,373
Add/(less): Notable Items	-	-	-	3	(123)	(120)
Pre-provision profit/(loss) excluding Notable Items	**1,764**	**1,690**	**1,137**	**780**	**(118)**	**5,253**
Half Year March 2025						
Pre-provision profit/(loss)	1,728	1,693	1,024	691	(41)	5,095
Add/(less): Notable Items	-	-	-	1	199	200
Pre-provision profit/(loss) excluding Notable Items	**1,728**	**1,693**	**1,024**	**692**	**158**	**5,295**

60 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS

OTHER INFORMATION

Additional information for Non-AAS financial measures (Continued)

Core net interest income (excluding Notable Items) and core NIM (excluding Notable Items)

$m	Full Year Sept 2025	Full Year Sept 2024	Half Year Sept 2025	Half Year March 2025
Net interest income	19,380	18,753	10,029	9,351
Less: Treasury[a]	(946)	(893)	(669)	(277)
Less: Markets	(243)	(252)	(129)	(114)
Core net interest income	**18,191**	**17,608**	**9,231**	**8,960**
Add: Non-hedging Notable Items[a]	-	-	-	-
Core net interest income (excluding Notable Items)	**18,191**	**17,608**	**9,231**	**8,960**
Average interest earning assets	1,002,856	970,055	1,008,977	996,701
Core NIM	**1.81%**	**1.82%**	**1.82%**	**1.80%**
Core NIM (excluding Notable Items)	**1.81%**	**1.82%**	**1.82%**	**1.80%**

a. Hedging Notable Items are included in the Treasury net interest income.

Earnings per ordinary share (excluding Notable Items)

	Full Year Sept 2025		Full Year Sept 2024		Half Year Sept 2025		Half Year March 2025	
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC (adjusted for RSP dividends) ($m)	6,910	7,358	6,983	7,466	3,595	3,807	3,314	3,546
Add/(less): Notable Items ($m)	56	56	123	123	(84)	(84)	140	140
Adjusted net profit attributable to owners of WBC (adjusted for RSP dividends) (excluding Notable Items) ($m)	6,966	7,414	7,106	7,589	3,511	3,723	3,454	3,686
Adjusted weighted average number of ordinary shares	3,422	3,690	3,476	3,895	3,416	3,694	3,428	3,695
Earnings per ordinary share (excluding Notable Items) (cents)	**203.6**	**200.9**	**204.4**	**194.8**	**102.8**	**100.8**	**100.8**	**99.8**

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 61 Disclosure regarding forward-looking statements Disclosure regarding forward-looking statements The information contained in this report contains statements that constitute “forward-looking statements” within the meaning of section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy, liquidity and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability- related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target,’ goal’, ‘guidance’, 'objective', ‘ambition’ or other similar words are used to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect Westpac’s current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond Westpac’s control (and the control of Westpac’s officers, employees, agents and advisors), and have been made based on management’s and/or the Board's current expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this report. There can be no assurance that future developments or performance will align with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in Risk Management in the 2025 Annual Report and the 2025 Risk Factors. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, Westpac assumes no obligation to revise or update any forward-looking statements in this report, whether from new information, future events, conditions or otherwise, after the date of this report.

62 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS OTHER INFORMATION Glossary of Abbreviations and Defined Terms Glossary of Abbreviations and Defined Terms Shareholder value Adjusted dividend payout ratio Ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items. Average ordinary equity Average total equity less average non-controlling interests. Average tangible ordinary equity Average ordinary equity less intangible assets (excluding capitalised software). Average total equity The average balance of shareholders’ equity, including non-controlling interests. Basic earnings per share excluding Notable Items and Diluted earnings per share excluding Notable Items • Basic earnings per share excluding Notable Items is calculated as net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items divided by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. • Diluted earnings per share is calculated by adjusting the basic earnings per share excluding Notable Items by assuming all dilutive potential ordinary shares are converted. Book value per ordinary share Total equity attributable to owners of WBC divided by number of ordinary shares. Dividend payout ratio Ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC (adjusted for RSP dividends). Earnings per ordinary share • Basic earnings per ordinary share is calculated by dividing the net profit attributable to owners of WBC (adjusted for RSP dividends) by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. • Diluted earnings per ordinary share is calculated by adjusting the basic earnings per ordinary share by assuming all dilutive potential ordinary shares are converted. Fully franked ordinary dividends per share (cents) Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac. Net tangible assets per ordinary share Net tangible assets (total equity less goodwill and other intangible assets less non-controlling interests) divided by the number of ordinary shares on issue (less Treasury shares held). Pre-provision profit Net interest income plus non-interest income less operating expenses. Return on average ordinary equity (ROE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average ordinary equity. Return on average tangible ordinary equity (ROTE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average tangible ordinary equity. ROE excluding Notable Items Net profit attributable to owners of WBC adjusted for RSP dividends excluding Notable Items (annualised where applicable) divided by average ordinary equity. ROTE excluding Notable Items Net profit attributable to owners of WBC adjusted for RSP dividends excluding Notable Items (annualised where applicable) divided by average tangible ordinary equity. Weighted average ordinary shares Weighted average number of fully paid ordinary shares listed on the Australian Stock Exchange for the relevant period less Westpac shares held by Westpac (‘Treasury shares’). Productivity and efficiency Expense to income ratio Operating expenses divided by net operating income. Expense to income ratio excluding Notable Items Operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Full time equivalent employees (FTE) A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full time equivalent of one FTE is 76 hours paid work per fortnight. Business Performance Average Where possible, daily balances are used to calculate the average balance for the period. Average interest bearing liabilities The average balance of liabilities owed by Westpac that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period. Average interest earning assets The average balance of assets held by Westpac that generate interest income. Where possible, daily balances are used to calculate the average balance for the period. Core net interest income excluding Notable Items Net interest income excluding Notable Items and Treasury & Markets. Core NIM Calculated by dividing core net interest income (annualised where applicable) by average interest earning assets. Net interest margin (NIM) Calculated by dividing net interest income (annualised where applicable) by average interest earning assets. Net profit Net profit attributable to owners of WBC. TSR Total shareholder return.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 63 Glossary of Abbreviations and Defined Terms (Continued) Capital Adequacy Australian Prudential Regulation Authority (APRA) leverage ratio The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures. Common equity tier 1 (CET1) capital ratio Common equity tier 1 (CET1) capital divided by risk weighted assets, as defined by APRA. Internationally comparable capital ratios Internationally comparable methodology references the ABA study on the comparability of APRA’s capital framework released on 10 March 2023. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market, IRRBB and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Credit risk weighted assets (Credit RWA) Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk and IRRBB. Corporate Corporate asset class includes all credit exposures to corporate counterparties and public sector entities, including Income Producing Real Estate (IPRE) with total consolidated annual revenue less than $750 million. Financial Institutions Financial Institutions asset class covers exposures to financial institution counterparties. Financial institutions include, but are not limited to, banks, securities firms, insurance companies and leveraged funds. Credit RWA is measured under FIRB. Large Corporate Large Corporate asset class covers exposures to corporate counterparties with consolidated annual revenue greater than $750 million. Credit RWA is measured under FIRB. Other Retail Other Retail asset class covers retail exposures which do not meet the criteria of any other retail asset class. Qualifying Revolving Retail Australian Credit Cards, otherwise known as Qualifying Revolving Retail, covers exposure to individuals and not for business purposes which are revolving, unsecured and unconditionally cancellable. RBNZ Regulated Entities RBNZ regulated exposures are calculated using RBNZ rules and disclosed separately under a New Zealand class. Residential Mortgages Residential Mortgages asset class covers exposures, to individuals and not for business purposes, fully or partially secured by residential property. Non-standard mortgages receive 100% standardised risk weight (rather than the internally-modelled Retail IRB approach). Securitisation Exposures relating to Westpac’s involvement in securitisation activities range from a seller of its own assets to an investor in third party transactions and include the provision of securitisation services for its clients. SME Retail SME Retail asset class covers exposures where the total exposures are <$1.5m, the customer does not hold a complex product and consolidated annual revenues are <$75m. Exposures are managed as part of a portfolio. Sovereign Sovereign asset class covers exposures to central and sub-national governments, central banks, and development banks or institutions eligible for zero risk weights. Credit RWA is measured under FIRB. Specialised Lending Specialised Lending asset class covers exposures subject to the supervisory slotting approach and includes Project, Object and Commodities Finance. Project Finance is defined as exposures where revenues generated by a single project, are both the primary source of repayment and security for the loan. Object Finance is defined as lending for the acquisition of equipment where the repayment of the loan is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender. Operational risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk. Tier 1 capital ratio Total Tier 1 capital divided by risk weighted assets, as defined by APRA. Total capital ratio Total capital divided by risk weighted assets, as defined by APRA. Funding and liquidity Deposit to loan ratio Customer deposits divided by loans. Funding for Lending Programme (FLP) A facility that was established by the RBNZ in December 2020 to provide 3 year term funding to eligible New Zealand institutions via repurchase transactions, subject to qualifying conditions, to help support lending to New Zealand customers. The facility closed to new draw downs in December 2022. High Quality Liquid Assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Liquid assets HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and the RBNZ. Liquidity Coverage Ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, and qualifying RBNZ securities over the total net cash out-flows in a modelled 30 day defined stressed scenario. Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADIs must maintain an NSFR of at least 100%. Term funding from central banks Term funding from central banks includes the drawn balances of the RBNZ FLP and Term Lending Facility.

64 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS OTHER INFORMATION Glossary of Abbreviations and Defined Terms (Continued) Funding and liquidity Wholesale funding Wholesale funding includes debt issues, loan capital, certificates of deposit, term funding from central banks and interbank placements. Credit quality Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Default Credit exposures that are non-performing. Exposure at default (EAD) EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default. Impaired exposures provisions to impaired exposures Impairment provisions relating to impaired exposures include individually assessed provisions plus the proportion of the collectively assessed provisions that relate to impaired exposures. Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held: • Facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • Non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • Restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • Other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; or • Any other facilities where the full collection of interest and principal is in doubt. Impairment charges/(benefit) to average loans Calculated as impairment charges/(benefit) (annualised where applicable) divided by average gross loans. Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Loss given default (LGD) The loss that is expected to arise in the event of a default. Non-performing not impaired exposures Includes those credit exposures that are in default, but where it is expected that the full value of principal and accrued interest can be collected, generally by reference to the value of security held. Performing exposures Credit exposures that are not non-performing. Probability of default (PD) Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year. Provision for expected credit losses (ECL) Expected credit losses are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination a provision for 12 months expected credit losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 2: Lifetime ECL - performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 3: Lifetime ECL - non-performing For financial assets that are non-performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the carrying amount net of the provision for ECL rather than the gross carrying amount. Stressed exposures Watchlist and substandard credit exposures plus non-performing exposures. Total committed exposure (TCE) Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk. Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

GROUP PERFORMANCE SEGMENT REPORTING OTHER INFORMATION 65 Glossary of Abbreviations and Defined Terms (Continued) Other AAS Australian Accounting Standards ABA Australian Banking Association ADI Authorised Deposit-taking Institution AI Artificial intelligence APRA Australian Prudential Regulation Authority APS Australian Prudential Standard ATM Automated Teller Machine bps Basis points CORE program Customer Outcomes and Risk Excellence Credit Value Adjustment (CVA) CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment is employed to adjust for our own credit risk. Derivative Valuation Adjustment (DVA) DVA includes CVA and FVA. DRP Dividend Reinvestment Plan EIP Executive incentive plan First Half 2025 (1H25) Six months ended 31 March 2025 Full Year 2024 (FY24) Twelve months ended 30 September 2024 Full Year 2025 (FY25) Twelve months ended 30 September 2025 Funding Value Adjustment (FVA) FVA relates to the funding cost or benefit associated with the uncollateralised portion of the derivative portfolio. FVIS Fair value through income statement FVOCI Fair value through other comprehensive income FX Foreign exchange IRRBB Interest Rate Risk in the Banking Book NCI Non-controlling interests Non-interest earning/bearing Instruments which do not carry an entitlement to interest NPS® Net Promoter Score. Consumer: RFI Consumer Atlas, Sep-25, 6MMA, MFI customers. Business: RFI Business Atlas, Sep-25, 6MMA, MFI businesses. Business includes Small Business, SME (12MMA) and Commercial customers, weighted by number of businesses in each segment. The ranking refers to Westpac's position relative to the other three major Australian banks (ANZ, CBA and NAB) OCI Other comprehensive income RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand RSP Restricted Share Plan Runoff Scheduled and unscheduled repayments and debt repayments, net of redraws Second Half 2025 (2H25) Six months ended 30 September 2025 Segment reporting Segment reporting is presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each segment reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been restated and may differ from results previously reported. Overhead costs are allocated to revenue generating segments. Westpac’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and segment alignment, tailored to the jurisdictions in which Westpac operates. Transfer pricing allows Westpac to measure the relative contribution of products and segments to Westpac’s interest margin and other dimensions of performance. Key components of Westpac’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation. SME Small to medium size enterprises UNITE program A business-led, technology-enabled simplification program

66 WESTPAC GROUP 2025 FULL YEAR FINANCIAL RESULTS OTHER INFORMATION Contact Us Contact Us Westpac Head Office 275 Kent Street, Sydney NSW 2000 Australia Tel: +61 2 9155 7713 International payments Tel: +61 2 9155 7700 Website: westpac.com.au/westpacgroup Westpac Consumer - Tel: 132 032 Business - Tel: 132 142 From outside Australia: +61 2 9155 7700 Website: westpac.com.au St.George Bank St.George House 4-16 Montgomery Street Kogarah NSW 2217 Australia Mail: Locked Bag 1 Kogarah NSW 1485 Australia Tel: 13 33 30 website: stgeorge.com.au Bank of Melbourne 150 Collins Street Melbourne VIC 3000 Australia Tel: 13 22 66 From outside Australia: +61 3 8536 7870 Website: bankofmelbourne.com.au BankSA Level 8, 97 King William Street, Adelaide SA 5000 Australia Mail: GPO Box 399, Adelaide SA 5001 Australia Tel: 13 13 76 From outside Australia: +61 2 9155 7850 Website: banksa.com.au RAMS RAMS Financial Group Pty Ltd International Towers Tower 2, Level 19, 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 4008, Sydney NSW 2001 Australia Tel: +61 2 8218 7000 Email: communications@rams.com.au Website: rams.com.au BT Level 8, Tower Two, International Towers 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 2861 Adelaide SA 5001 Tel: 1300 881 716 From outside Australia: +61 2 9155 4030 Email: support@panorama.com.au Website: bt.com.au Institutional Tel: 132 032 Website: westpac.com.au Westpac NZ Limited Westpac On Takutai Square 16 Takutai Square Auckland 1010, New Zealand Tel: +64 9 912 8000 Email: customer_support@westpac.co.nz Website: westpac.co.nz Global locations Fiji Germany Papua New Guinea Republic of Singapore United States of America United Kingdom See our website at westpac.com.au for the contact details of our global locations. Share Registrar MUFG Corporate Markets (AU) Limited Liberty Place, Level 41, 161 Castlereagh Street Sydney NSW 2000 Australia Mail: Locked Bag A6015, Sydney South NSW 1235 Tel: 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@cm.mpms.mufg.com Website: au.investorcentre.mpms.mufg.com PEFC/21-31-119 PEFC Certified Paper from sustainably managed forests and controlled sources pefcaustralia.org.au The 2025 Westpac Annual Report is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests.

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